                                                                   Exhibit 10.17

                                          *CERTAIN CONFIDENTIAL INFORMATION
                                          CONTAINED IN THIS DOCUMENT, MARKED
                                          BY BRACKETS, HAS BEEN OMITTED AND
                                          FILED WITH THE SECURITIES AND EXCHANGE
                                          COMMISSION PURSUANT TO RULE 24B-2 OF
                                          THE SECURITIES EXCHANGE ACT OF 1934,
                                          AS AMENDED.

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                              CORIXA CORPORATION,

                          COULTER PHARMACEUTICAL, INC.

                                      AND

                         SMITHKLINE BEECHAM CORPORATION
                            (D/B/A GLAXOSMITHKLINE)

                                DECEMBER 12, 2004

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.   DEFINITIONS ........................................................     1

2.   SALE AND PURCHASE ..................................................    14
     2.1    Transfer of Assets; Exclusive License and Sublicense ........    14
     2.2    Transfer of Liabilities .....................................    15
     2.3    Excluded Liabilities ........................................    16
     2.4    Purchase Price ..............................................    16
     2.5    Intentionally Omitted .......................................    22
     2.6    Termination and Survival of Contracts and Agreements ........    22
     2.7    Allocation of Purchase Price ................................    23
     2.8    Reports .....................................................    23
     2.9    Payment Method ..............................................    24
     2.10   Currency of Payment .........................................    24
     2.11   Records; Inspection .........................................    24
     2.12   Late Payment Penalty ........................................    25
     2.13   Taxes .......................................................    25
     2.14   License and Sublicenses .....................................    25

3.   CLOSING AND EFFECTIVE TIME .........................................    25
     3.1    Closing .....................................................    25
     3.2    Actions at the Closing ......................................    25
     3.3    No Condition to the Closing .................................    27

4.   REPRESENTATIONS AND WARRANTIES OF SELLERS ..........................    27
     4.1    Organization and Good Standing ..............................    27
     4.2    Authority; Authorization; Enforceability ....................    27
     4.3    No Default or Violation .....................................    27
     4.4    Title to Assets .............................................    28
     4.5    Assigned Contracts ..........................................    28
     4.6    Litigation; Other Claims ....................................    28
     4.7    Brokers and Finders .........................................    29
     4.8    Fair Consideration; No Fraudulent Conveyance ................    29
     4.9    Intellectual Property Rights ................................    29

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
     4.10   Assets ......................................................    30
     4.11   Product Registrations .......................................    30
     4.12   Amersham Agreements .........................................    30
     4.13   Required Consent ............................................    30
     4.14   Dana-Farber Agreements ......................................    30
     4.15   Compliance with Laws; GMP ...................................    30
     4.16   Equipment ...................................................    31

5.   REPRESENTATIONS AND WARRANTIES OF THE BUYER ........................    31
     5.1    Organization and Good Standing ..............................    31
     5.2    Authority; Authorization; Enforceability ....................    31
     5.3    No Default or Violation .....................................    31
     5.4    Brokers and Finders .........................................    31

6.   COVENANTS ..........................................................    32
     6.1    Access to Information .......................................    32
     6.2    Further Action; Commercially Reasonable Efforts .............    32
     6.3    Power of Attorney ...........................................    32
     6.4    Related Data, Records and Materials .........................    33
     6.5    Confidentiality .............................................    33
     6.6    Public Disclosure ...........................................    34
     6.7    Transfer Taxes ..............................................    34
     6.8    Intentionally Omitted .......................................    34
     6.9    Transfer of Product Registrations ...........................    34
     6.10   Zevalin Agreement ...........................................    34
     6.11   No Impairment of Value ......................................    35
     6.12   Consents ....................................................    35
     6.13   Dana-Farber Assignment ......................................    35
     6.14   Non-Competition .............................................    35
     6.15   Post-Closing Review of Assigned Contracts ...................    35

7.   SCHEDULED EMPLOYEES ................................................    36
     7.1    Transition Plans ............................................    36

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
     7.2    Transition of Scheduled Employees ...........................    37
     7.3    Compensation of New Buyer Employees .........................    38
     7.4    Compensation and Benefits of Scheduled Employees ............    39
     7.5    No Right to Continued Employment or Benefits ................    40

8.   INDEMNIFICATION ....................................................    40
     8.1    Survival ....................................................    40
     8.2    Indemnification by Sellers ..................................    40
     8.3    Indemnification by the Buyer ................................    41
     8.4    Indemnification for Product Liability Claims ................    42
     8.5    Retention of Indemnification Rights Under
               Assigned Contracts .......................................    42
     8.6    Indemnification Procedures ..................................    42
     8.7    Limitations on Indemnification ..............................    43
     8.8    Knowledge of Breach .........................................    45

9.   MISCELLANEOUS ......................................................    45
     9.1    Expenses ....................................................    45
     9.2    Amendments and Waivers ......................................    45
     9.3    Successors and Assigns ......................................    45
     9.4    Governing Law ...............................................    46
     9.5    Counterparts ................................................    46
     9.6    Titles and Subtitles ........................................    46
     9.7    Notice ......................................................    46
     9.8    Severability ................................................    47
     9.9    Cumulative Remedies .........................................    47
     9.10   Construction of Agreement ...................................    47
     9.11   No Implied Waiver ...........................................    47
     9.12   Entire Agreement ............................................    47
     9.13   Relationship of Parties .....................................    47
     9.14   Waiver of Jury Trial ........................................    47

                                TABLE OF CONTENTS
                                   (continued)

Exhibit A   --   Form of Bill of Sale
Exhibit B   --   Form of Assignment and Assumption Agreement
Exhibit C   --   Form of Assignment of Patents
Exhibit D   --   Form of Assignment of Trademarks
Exhibit E   --   Form of Dana-Farber Sublicense
Exhibit F   --   Form of Dana-Farber Assignment and Assumption Agreement
Exhibit G   --   Form of Termination Letter

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is entered into as of December 12, 2004, by and among SmithKline Beecham Corporation (doing business as GlaxoSmithKline), a Pennsylvania corporation (the "Buyer"), Corixa Corporation, a Delaware corporation ("Corixa"), Coulter Pharmaceutical, Inc., a Delaware corporation and wholly-owned subsidiary of Corixa ("Coulter"), (Corixa and Coulter being hereinafter collectively and/or individually referred to, as the context requires and admits, as the "Sellers"). The Sellers, on the one hand, and the Buyer, on the other hand, are each referred to herein as a "Party" and, collectively, as the "Parties."

                                    RECITALS

     WHEREAS, the Sellers have rights to the Bexxar therapeutic regimen, a therapeutic radiolabelled antibody approved by the FDA for the treatment of patients with CD-20 positive, follicular non-Hodgkins lymphoma, whose disease has relapsed following chemotherapy and is refractory to Rituximab; and

     WHEREAS, the Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to the Buyer, all of the Sellers' right, title and interest in and to the Bexxar therapeutic regimen, together with certain assets related thereto, all on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.   DEFINITIONS.

     In this Agreement, unless the context otherwise requires, the following terms will have the following meanings:

     1.1 "1998 SPA" means the Stock Purchase Agreement entered into between Coulter and the Buyer, dated October 23, 1998.

     1.2 "2000 SPA" means the Stock Purchase Agreement entered into between Coulter and the Buyer, dated April 20, 2000.

     1.3 "AFFILIATE" means with respect to a Party, any corporation, firm, partnership or other entity, which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement. An entity will be deemed to control another entity if it (a) owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) has the power, whether pursuant to contract or ownership of securities, to direct the management and policies of the entity.

     1.4 "AGREEMENT" has the meaning given such term in the Preamble.

     1.5 "ALLOCATION" has the meaning given such term in Section 2.7.

     1.6 "AMERSHAM AGREEMENTS" means (a) the Development, Commercialization and License Agreement between Corixa and Amersham plc, dated October 26, 2001, (b) the Manufacturing and Supply Agreement between Corixa and Amersham plc, dated October 26, 2001 and (c) a Letter Agreement between Corixa and Amersham plc, dated October 26, 2001.

     1.7 "ANNUAL AUSTRALASIAN NET SALES" means, with respect to a particular calendar year, the total Australasian Net Sales for such calendar year.

     1.8 "ANNUAL NET SALES" means, with respect to a particular calendar year, the total Net Sales for such calendar year.

     1.9 "ANSTO" means the Australian Nuclear Science & Technology Organization.

     1.10 "ANSTO LICENSE AGREEMENT" means that certain Bexxar License Agreement by and among Corixa, Coulter and ANSTO, dated as of May 15, 2004.

     1.11 "ANSTO SUPPLY AGREEMENT" means that certain Tositumomab Supply Agreement by and among Corixa, Coulter and ANSTO, dated as of May 15, 2004.

     1.12 "APPLICATION FOR REGISTRATION" means an application for registration, as defined in the Therapeutic Goods Act and its foreign equivalents for countries in the Australasian Territory other than Australia.

     1.13 "ASSETS" means the assets set forth in Section 2.1(a).

     1.14 "ASSET MATERIAL ADVERSE EFFECT" means any event, change or effect that materially diminishes the value of the Assets, taken as a whole.

     1.15 "ASSIGNED CONTRACTS" means the contracts (or surviving rights and provisions of terminated or expired contracts, as applicable) listed on Schedule
2.1 to the Sellers Disclosure Memorandum or assigned to the Buyer after the Closing pursuant to Section 6.2(b).

     1.16 "ASSIGNMENT AND ASSUMPTION AGREEMENT" has the meaning given such term in Section 3.2(a).

     1.17 "ASSIGNMENT OF PATENTS" has the meaning given such term in Section 3.2(a).

     1.18 "ASSIGNMENT OF TRADEMARKS" has the meaning given such term in Section 3.2(a).

     1.19 "ASSUMED LIABILITIES" has the meaning given such term in Section 2.2.

     1.20 "AUDITOR" has the meaning given such term in Section 2.11.

     1.21 "AUSTRALASIA NET BREACH AMOUNT" means the net amount of any compensation received by the Buyer or its Affiliates as a result of ANSTO's breach of the ANSTO License Agreement, to the extent such compensation is reasonably determined by the Buyer to constitute reimbursement for loss of royalties in the Australasian Territory due to such breach, after deducting any costs and fees incurred by the Buyer in connection with seeking such compensation from ANSTO, to the extent such costs and fees are reasonably determined by Buyer to be related to such actions taken in the Australasian Territory.

     1.22 "AUSTRALASIAN INITIAL APPROVAL" means the first approval of an Application for Registration of a new biological agent for the Product by the TGA.

     1.23 "AUSTRALASIAN NET SALES" has the meaning set forth in Section 1.51 of the ANSTO License Agreement.

     1.24 "AUSTRALASIAN PAYMENT REPORT" has the meaning given such term in
Section 2.8(b).

     1.25 "AUSTRALASIAN REGULATORY MILESTONES COMPONENT" has the meaning given such term in Section 2.4.

     1.26 "AUSTRALASIAN ROYALTY COMPONENT" has the meaning given such term in
Section 2.4.

     1.27 "AUSTRALASIAN SALES MILESTONES COMPONENT" has the meaning given such term in Section 2.4.

     1.28 "AUSTRALASIAN TERRITORY" means the countries of Australia, New Zealand, Singapore, Vietnam, China, Thailand, Hong Kong, Philippines, Malaysia, Indonesia, Myanmar, Laos, Cambodia, India, Bangladesh, Pakistan, Pacific Islands (specifically, Cook Islands, Federated States of Micronesia, Fiji, Kiribati, Nauru, Niue, Palau, Papua New Guinea, Republic of the Marshall Islands, Samoa, Solomon Islands, Tonga, Tuvalu and Vanuatu) and all provinces and territories thereof.

     1.29 "BILL OF SALE" has the meaning given such term in Section 3.2(a).

     1.30 "BLA" means a Biologics License Application, as defined by the regulations promulgated under the FD&C Act and the United States Public Health Service Act and any supplements thereunder, as amended from time to time.

     1.31 "BUYER" has the meaning given such term in the Preamble.

     1.32 "BUYER INDEMNIFIED PARTIES" has the meaning given such term in Section 8.2.

     1.33 "CANADIAN INITIAL APPROVAL" means the first approval of an NDS for the Product by Health Canada.

     1.34 "CANADIAN MILESTONES COMPONENT" has the meaning given such term in
Section 2.4.

     1.35 "CANADIAN ROYALTY COMPONENT" has the meaning given such term in
Section 2.4.

     1.36 "CANADIAN ROYALTY TERM" has the meaning given such term in Section 2.4(d).

     1.37 "CANADIAN TERRITORY" means the country of Canada and all provinces and territories thereof.

     1.38 "CLAIM NOTICE" has the meaning given such term in Section 8.6.

     1.39 "CLOSING" has the meaning given such term in Section 3.1.

     1.40 "CLOSING DATE" has the meaning given such term in Section 3.1.

     1.41 "COBRA" has the meaning given such term in Section 7.4(b).

     1.42 "COBRA ELECTION" has the meaning given such term in Section 7.4(b).

     1.43 "COLLABORATION AGREEMENT" means that certain Collaboration Agreement by and among Coulter, Corixa and the Buyer, dated as of October 23, 1998, as amended on October 23, 1998, November 30, 1998, December 3, 1998, April 20, 2000, February 12, 2001, October 18, 2001 and May 22, 2003.

     1.44 "COMPETING PRODUCT" has the meaning given such term in Section 6.14.

     1.45 "CONFIDENTIALITY AGREEMENT" has the meaning given such term in Section 6.5.

     1.46 "COPYRIGHTS" means all copyrights, and all other literary property and authorship rights, and all right, title and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world.

     1.47 "CORIXA" has the meaning given such term in the Preamble.

     1.48 "CORIXA CHANGE OF CONTROL" means with respect to Corixa: (a) a sale of all or substantially all of Corixa's assets, voting stock or securities; (b) a merger, reorganization or consolidation involving Corixa, in which the stockholders of Corixa immediately prior to such transaction cease to own collectively a majority of the voting equity securities of its successor entity; or (c) the acquisition by a Person or group of Persons acting in concert of fifty percent (50%) or more of the voting equity securities of Corixa.

     1.49 "COULTER" has the meaning given such term in the Preamble.

     1.50 "DANA-FARBER AGREEMENTS" means, collectively: the Agreement by and between Dana-Farber Cancer Institute, Inc. ("Dana-Farber") and Coulter Corporation, dated as of April 1, 1994; the Dana-Farber Assignment Agreement; and the Agreement Regarding

Sublicenses by and among Dana-Farber, Coulter Corporation and Coulter, dated as of December 2, 1998.

     1.51 "DANA-FARBER ASSIGNMENT AGREEMENT" means that certain Assignment Agreement by and among Coulter Corporation, Coulter and InterWest Partners V, L.P., dated as of February 24, 1995, in which Coulter Corporation sublicensed to Coulter its rights to certain intellectual property, a copy of which has been provided to the Buyer.

     1.52 "DANA-FARBER ASSIGNMENT AND ASSUMPTION AGREEMENT" has the meaning given such term in Section 2.1(c).

     1.53 "DANA-FARBER SUBLICENSE" has the meaning given such term in Section 2.1(c).

     1.54 "DATA" means the data related to the Program, as described on Schedule
2.1 to the Sellers Disclosure Memorandum or transferred to the Buyer after the Closing pursuant to Section 6.2(b).

     1.55 "DISPOSITION COMPONENT" has the meaning given such term in Section
2.4.

     1.56 "DISPOSITION EVENT" means the sale, assignment, exclusive license or sublicense, transfer, divestiture or other disposition of all or substantially all of the Buyer's right, title or interest in and to the Product, the Program or the Assets in the U.S. Territory (or any geographic portion thereof or any broader territory that includes all or any portion of the U.S. Territory) to a Third Party by the Buyer or its Affiliates, through one or more transactions, or any other transaction or series of transactions in which all or substantially all of the Buyer's economic rights to the Product, the Program or the Assets in the U.S. Territory (or any geographic portion thereof or any broader territory that includes all or any portion of the U.S. Territory) is transferred to a Third-Party. For the avoidance of doubt, a Disposition Event shall include, without limitation, a sale, transfer, divestiture or other disposition to a Third Party of any of the equity interest in a Person that is an Affiliate of the Buyer and that holds any right, title or interest to all or substantially all of the Product, Program or Assets in the U.S. Territory (or any geographic portion thereof or any broader territory that includes all or any portion of the U.S. Territory). A Disposition Event shall not include a GSK Change of Control.

     1.57 "DISPOSITION PAYMENT" has the meaning given such term in Section
2.4(j).

     1.58 "DOSIMETRY SOFTWARE" means that certain dosimetry software that was approved by the FDA on or about October 20, 2004 for use in connection with the Product and the Program.

     1.59 "EFFECTIVE TIME" means 12:00 a.m. Pacific time on the Closing Date.

     1.60 "EMPLOYEE BENEFIT PLAN" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable thereto), which is or has been maintained, contributed to, or required to be contributed to, by any Party or such Party's Affiliates for the benefit of the Scheduled Employees.

     1.61 "EMPLOYMENT TERM" has the meaning given such term in Section 7.2.

     1.62 "EQUIPMENT" means the equipment identified on Schedule 2.1 to the Sellers Disclosure Memorandum.

     1.63 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

     1.64 "EU TERRITORY" means Andorra, Austria, Belgium, Bosnia, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, United Kingdom, Vatican City and Yugoslavia.

     1.65 "EXCLUDED ASSETS" means all property and assets of the Sellers not either set forth in Section 2.1(a) or transferred to the Buyer after the Closing pursuant to Section 6.2(b), all of which are expressly excluded from the transfer pursuant to this Agreement.

     1.66 "EXCLUDED LIABILITIES" has the meaning given such term in Section 2.3.

     1.67 "FDA" means the United States Food and Drug Administration or its successor.

     1.68 "FD&C ACT" means the United States Federal Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder.

     1.69 "FIRST COMMERCIAL SALE" means, as the case may require, the first commercial sale of the Product in either (a) the Canadian Territory after the Product has been granted Canadian Initial Approval by Health Canada or (b) Australasia after the Product has been granted Australasian Initial Approval.

     1.70 "GMP" means (i) current good manufacturing practices required by the FDA with respect to Product manufactured for sale or clinical trials in the U.S. Territory and for clinical supply to clinics in the E.U. Territory for FDA-mandated clinical trials, (ii) current good manufacturing practices required by Health Canada with respect to Product manufactured for clinical supply for clinical trials in the Canadian Territory or for product manufactured in the Canadian Territory for sale in the U.S. Territory, (iii) current good manufacturing practices required by the E.U. in The Rules Governing Medicinal Products in the European Community with respect to products manufactured in the E.U., (iv) current good manufacturing practices required by the E.U. in the European Clinical Trial Directive with respect to clinical trials in the E.U. and (v) all applicable rules, regulations, orders and guidances issued by the FDA, Health Canada and the European Community with respect to the foregoing.

     1.71 "GOVERNMENTAL ENTITY" means any federal, state, municipal or other governmental authority, department, commission, board, agency, court or other instrumentality (domestic or foreign), including, without limitation, the FDA.

     1.72 "GSK CANADA" means GlaxoSmithKline Inc., a corporation amalgamated and continued under the laws of Canada and an Affiliate of the Buyer.

     1.73 "GSK CHANGE OF CONTROL" means with respect to the Buyer: (a) a sale of all or substantially all of the Buyer's assets, voting stock or securities; (b) a merger, reorganization or consolidation involving the Buyer or GSK PLC, as the case may be, in which the stockholders of the Buyer or GSK PLC, as the case may be, immediately prior to such transaction cease to own collectively a majority of the voting equity securities of its successor entity; or (c) the acquisition by a Person or group of Persons acting in concert of fifty percent (50%) or more of the voting equity securities of the Buyer or GSK PLC, as the case may be.

     1.74 "GSK PLC" means GlaxoSmithKline plc, an English corporation and the corporate parent of the Buyer.

     1.75 "HEALTH CANADA" means the federal Canadian regulatory agency having jurisdiction over the manufacture, distribution, use and sale of the Product in the Canadian Territory, and includes the Biologic and Genetic Therapies Directorate of Health Canada or its successor.

     1.76 "IDENTIFIED CONSENTS" has the meaning given such term in Section 4.5.

     1.77 "IFRS" means the International Financial Reporting Standards as produced and updated, from time to time, by the International Accounting Standards Board or United Kingdom generally accepted accounting principles, whichever financial accounting method is used by the Buyer at the applicable time.

     1.78 "INDEMNIFICATION CLAIM" has the meaning given such term in Section
8.6.

     1.79 "INDEMNIFIED PARTIES" has the meaning given such term in Section 8.3.

     1.80 "INDEMNIFYING PARTY" has the meaning given such term in Section 8.6.

     1.81 "INTELLECTUAL PROPERTY RIGHTS" means, collectively, Patents, Trade Secrets, Copyrights, Trademarks, Know-how, moral rights, trade names, domain names, rights in trade dress, and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States, Canada or any other state, country or jurisdiction, including, without limitation, all rights or causes of action for infringement or misappropriation of any of the foregoing.

     1.82 "INVENTORY" means the inventory identified on Schedule 2.1 to the Sellers Disclosure Memorandum.

     1.83 "IODINE I 131 TOSITUMOMAB" means a [*] product that contains or comprises the [*] monoclonal antibody, as sublicensed to Coulter pursuant to the terms and conditions of the Dana-Farber Agreements and including all improvements thereto made by or on behalf of the Sellers prior to the Closing, conjugated with (131)Iodine.


                                       -7-    *CONFIDENTIAL TREATMENT REQUESTED.

     1.84 "IT TRANSITION PLAN" has the meaning given such term in Section
7.1(d).

     1.85 "KNOW-HOW" means all information not in the public domain, including ideas, discoveries, inventions, data (including all clinical and non-clinical data), formulae, techniques, procedures for experiments and tests, manufacturing and technical information, specifications, results of experiments and tests, designs, sketches, records and confidential analyses and interpretations of information.

     1.86 "KNOWLEDGE" OR "KNOWLEDGE" means the actual knowledge of either of the Sellers or the Buyer, as the context requires.

     1.87 "LAW" means any federal, state, local, municipal or foreign statute, law, regulation, legislation, constitution, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, treaty, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

     1.88 "LIABILITIES" means any and all debts, duties, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including, without limitation, those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission, regardless of whether such debt, duty, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with IFRS and regardless of whether such debt, duty, liability or obligation is immediately due and payable.

     1.89 "LIABILITY LIMIT" has the meaning given such term in Section 8.7(d).

     1.90 "LICENSE AND SUPPLY AGREEMENT" means that certain License and Supply Agreement by and among Coulter, Corixa and GSK Canada, dated as of May 27, 2003, as amended or supplemented on August 8, 2003 and July 19, 2004.

     1.91 "LICENSED PATENTS" means those Transferred Patents listed on Schedule
4.4 to the Sellers Disclosure Memorandum that are designated as such.

     1.92 "LIEN" means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge, equitable interest, preference, right of possession, lease, tenancy, license, encroachment, infringement, interference, right of first refusal, preemptive right or other third-party claim of any kind (including any restriction on transfer, receipt of income, use, possession or other attribute of ownership).

     1.93 "LOAN AGREEMENT" means that certain Loan Agreement by and between Coulter and the Buyer, dated as of October 23, 1998, as amended on June 28, 2002 and August 26, 2003.

     1.94 "LOSSES" has the meaning given such term in Section 8.2.

     1.95 "MANUFACTURING DEVELOPMENT COSTS PAYMENT" means the payment(s) currently required to be made by the Buyer to Coulter under the terms of Section
3.3.3 of the Collaboration Agreement, which have not yet been paid as of the Closing Date.

     1.96 "MANUFACTURING TECHNOLOGY" means Know-how owned by the Sellers that is specifically and exclusively related to the manufacturing of the Product.

     1.97 "MARKETING MATERIALS" means advertising materials, training materials, product data, price lists, mailing lists, sales materials, market information (e.g., customer, sales and competitor data), promotional materials, artwork for the production of packaging components, and other materials specifically and exclusively associated with the Product, to the extent such materials are legally transferable by Sellers.

     1.98 "MATERIAL CONTRACTS" means those Assigned Contracts set forth on
Schedule 1.89 to the Sellers Disclosure Memorandum.

     1.99 "MATERIALS" means all on-hand materials listed on Schedule 2.1 to the Sellers Disclosure Memorandum, including but not limited to all quantities of antibodies, cell lines, hybridomas, and materials related to the manufacture or quality control thereof in connection with the Program.

     1.100 "NDS" means a New Drug Submission or a Supplemental New Drug Submission, as defined by regulations promulgated by Health Canada, or any other application for Regulatory Approval in the Canadian Territory that is the equivalent of a BLA.

     1.101 "NET SALES" means gross amounts invoiced for sales of the Product by a Party, its Affiliates or sublicensees, as appropriate, to Third Parties, less the following items: (i) trade, quantity and cash discounts or rebates actually allowed and taken and any other adjustments, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods and recall returns; (ii) credits, rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations; (iii) any tax, tariff, customs duties, excise or other duties or other governmental charge (other than an income tax or other taxes imposed on or measured by income) levied on the sale, transportation or delivery of the Product and borne by the seller thereof; (iv) payments or rebates paid in connection with sales of the Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs; (v) any charge for freight, insurance or other transportation costs charged to the customer; and (vi) any write-offs for bad debt.

     In the event the Buyer or its sublicensees or Affiliates transfers the Product to a Third Party in a bona fide arm's length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm's length transaction, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by the Buyer or its sublicensee or Affiliate entity in a bona fide arms length transaction with similar customers for the Product in the relevant country.

     Notwithstanding any implication to the contrary contained herein, if Product is sold by Buyer or an Affiliate to a sublicensee and then to a Third Party, Net Sales shall include only the sale of such Product to the Third Party, and not the earlier sale or transfer of the Product to a sublicensee. The provision of Product samples free of charge shall not be included in the calculation of Net Sales.

     1.102 "NEW BUYER EMPLOYEES" has the meaning given such term in Section 7.2(a).

     1.103 "OPERATING PROFIT OR LOSS" has the meaning set forth on Exhibit B-1 to the Collaboration Agreement.

     1.104 "OPERATIVE DOCUMENTS" means (a) the Bill of Sale, (b) the Assignment and Assumption Agreement, (c) the Assignment of Patents and (d) Assignment of Trademarks.

     1.105 "ORDER" means any (a) writ, judgment, injunction, consent, order, decree, stipulation, award, edict, ruling, pronouncement, determination, decision, verdict, sentence, subpoena, writ or executive order of or by any Governmental Entity, arbitrator or arbitration panel or (b) contract with any Governmental Entity entered into in connection with any Proceeding.

     1.106 "PARTY" or "PARTIES" has the meaning given such term in the Preamble.

     1.107 "PATENTS" means all patent rights and all right, title and interest in all letters patent or equivalent rights and applications, including, without limitation, provisional applications, for letters patent or rights, industrial and utility models, industrial designs, certificates of invention, and other government issued or granted indicia of invention ownership, including, without limitation, any reissue, extension, division, continuation or continuation-in-part applications throughout the world.

     1.108 "PAYMENT REPORT" has the meaning given such term in Section 2.8.

     1.109 "PERSON" means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, association, estate, trust, cooperative, foundation, society, government or political subdivision or agency or instrumentality thereof, union, limited liability company, joint stock company, firm or other entity or organization.

     1.110 "PROCEEDING" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

     1.111 "PROCEEDS DISTRIBUTION AGREEMENT" means that certain Settlement Proceeds Distribution Agreement by and among Coulter, Corixa, the Buyer and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan, dated August 23, 2004.

     1.112 "PRODUCT" means Tositumomab and Iodine I 131 Tositumomab, either (a) together or (b) individually for use in connection with each other.

     1.113 "PRODUCT LIABILITY CLAIM" means any product liability claim made by a patient, or his or her executors or representatives, including such a claim in tort, contract, strict liability, failure to comply with regulatory and other legal requirements, failure to provide adequate warnings and misuse of the Product or any other theory of product liability, in each case that is related to the Product.

     1.114 "PRODUCT REGISTRATIONS" means with respect to any country in the world, the registrations, permits, licenses, consents, authorizations and other approvals and pending applications and requests therefore, required by applicable Governmental Entities relating to the marketing, sale, distribution, pricing and reimbursement of the Product in such country, including but not limited to INDs, BLAs, NDAs, Applications for Registration, NDSs and MAAs, and any supplements or amendments to any of the foregoing, and any other equivalent of the foregoing, in existence for the Product as of the Closing Date.

     1.115 "PROGRAM" means the business and operations (including all research, non-clinical evaluation, clinical investigation, development and commercialization activities) carried out with respect to the Product or any component thereof, including, without limitation, research and development, non-clinical and clinical testing and evaluation, regulatory approval process and permits, sales, manufacturing, marketing and distribution to the extent that they related to the Product and the conduct of clinical trials and commercialization with respect thereto.

     1.116 "PROGRAM MATERIAL ADVERSE EFFECT" means any event, change or effect that is materially adverse to the operation of the Program, taken as a whole, as operated by Sellers prior to the date of this Agreement.

     1.117 "PURCHASE PRICE" has the meaning given such term in Section 2.4.

     1.118 "PUT-BACK CONTRACT" means any Assigned Contract other than a Reviewed Contract (a) that has expired by its terms or has been terminated prior to the Effective Time, (b) that is not related to the Product or the Program, (c) that is illegal on its face, (d) that contains any noncompetition or nonsolicitation covenant, (e) that contains any standstill restriction on purchases of equity of another Person, (f) that contains any right of first refusal or similar preemptive right on any Asset or purportedly with respect to any asset of Buyer,
(g) that the Buyer and Sellers reasonably and mutually agree shall constitute a Put Back Contract (unless it is terminable at the election of Buyer on thirty
(30) days' notice or less), (h) that contains a stock option grant or equity compensation award, (i) a copy of which is not delivered to Buyer (including by electronic means) prior to the Effective Time or (j) that Corixa designates as a Put-Back Contract pursuant to Section 6.15(b).

     1.119 "RECORDS" means the records, documents and files identified on
Schedule 2.1 to the Sellers Disclosure Memorandum or transferred to the Buyer after the Closing pursuant to Section 6.2(b), including files pertaining to the Product Registrations, Transferred Intellectual Property, Drug Master Files, correspondence with the FDA and other Governmental Entities, validation documents and data, market studies, sales histories and quality control histories pertaining to the Product, accounting records, sales records, suppliers lists, price lists, forecasts, market studies, customer service and inquiry or complaint records, laboratory notebooks, quality assurance/control procedures and records, product and raw material specifications, clinical and preclinical data or results, regulatory compliance filings and other regulatory records, product operation manuals and instructions, standard operating procedures and written medical records, to the extent any of which are related to the Product and are in the possession of, owned by and reasonably available to the Sellers.

     1.120 "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement by and between Corixa and the Buyer, dated as of August 26, 2003.

     1.121 "REGULATORY APPROVAL" means any and all approvals (including supplements, amendments, label expansions, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a product in a regulatory jurisdiction.

     1.122 "REQUIRED CONSENT" means the consent listed on Schedule 3.2 to the Sellers Disclosure Memorandum that is designated as such.

     1.123 "RESOLVED CLAIM" means an Indemnification Claim as to which either
(a) an arbitrator or court having jurisdiction has entered a final judgment, decision, order or decree that either is not subject to appeal or as to which notice of appeal has not been timely, filed or served or (b) the Indemnifying Party has acknowledged and agreed to in writing.

     1.124 "REVIEWED CONTRACTS" means those Assigned Contracts listed on
Schedule 2.1 to the Sellers Disclosure Memorandum that are designated as such.

     1.125 "SCHEDULED EMPLOYEES" has the meaning given such term in Section 7.2.

     1.126 "SELECTED IP" means the Patents listed on Schedule 1.126 to the Sellers Disclosure Memorandum.

     1.127 "SELLERS" has the meaning given such term in the Preamble.

     1.128 "SELLERS DISCLOSURE MEMORANDUM" means the disclosure memorandum delivered by the Sellers to the Buyer in connection with this Agreement.

     1.129 "SELLERS INDEMNIFIED PARTIES" has the meaning given such term in
Section 8.3.

     1.130 "SELLERS' SCHEDULED EMPLOYEE NUMBER" has the meaning given such term in Section 7.1.

     1.131 "START TIME" has the meaning given such term in Section 7.2(a).

     1.132 "SUPPLEMENTAL BLA APPROVAL" means the approval by the FDA of that certain Supplemental Biologics License Application No. STN125011.24.

     1.133 "SURVIVAL PERIOD" has the meaning given such term in Section 8.1.

     1.134 "TERMINATED CONTRACTS" has the meaning given such term in Section 2.6(a).

     1.135 "TERMINATION LETTER" has the meaning given such term in Section 3.2.

     1.136 "TERMINATION PAYMENTS" has the meaning given such term in Section 6.15(b).

     1.137 "TGA" means the Therapeutic Goods Administration, the federal Australian regulatory agency having jurisdiction over the manufacture, distribution, use and sale of the Product in Australia and, as appropriate, such other regulatory agencies for countries in the Australasian Territory other than Australia.

     1.138 "THERAPEUTIC GOODS ACT" means the Therapeutic Goods Act of 1989 (Commonwealth) and any regulations promulgated thereunder.

     1.139 "THIRD PARTY" means any Person other than a Party or an Affiliate of the same.

     1.140 "THIRD-PARTY CLAIM" has the meaning given such term in Section 8.6.

     1.141 "THRESHOLD" has the meaning given such term in Section 8.7(a).

     1.142 "TOSITUMOMAB" means a [*] product that contains or comprises the [*] monoclonal antibody, as sublicensed to Coulter pursuant to the terms and conditions of the Dana-Farber Agreements and including all improvements thereto made by or on behalf of the Sellers prior to the Closing.

     1.143 "TRADE SECRETS" means all right, title and interest in all trade secrets and trade secret rights arising under Law.

     1.144 "TRADEMARKS" means all right, title and interest in all trademark, service mark, trade name and trade dress rights arising under the common law, state law, federal law, and laws of foreign countries, and all right, title, and interest in all trademark, service mark, trade name, and trade dress applications and registrations interests throughout the world, and all goodwill associated with the foregoing.

     1.145 "TRANSFER TAXES" has the meaning given such term in Section 6.7.

     1.146 "TRANSFERRED INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights in the Product and Dosimetry Software, or related to the Program that are held as of the date hereof by Corixa, including, without limitation, the Manufacturing Technology, Transferred Patents, the Transferred Trademarks and all Trade Secrets that are directly and exclusively related to the Product or the Program, and that are (a) owned by Corixa and assigned to the Buyer as set forth in this Agreement, (b) owned by a third party and either licensed or sublicensed to either Seller, the rights to which are assigned to the Buyer under the Assigned Contracts, or (c) owned by Dana-Farber and either licensed or sublicensed to either Seller, the rights to which are assigned or sublicensed to the Buyer under the Dana-Farber Agreements.

     1.147 "TRANSFERRED PATENTS" means the Patents listed on Schedule 2.1 to the Sellers Disclosure Memorandum or transferred to the Buyer after the Closing pursuant to Section 6.2(b).


                                      -13-    *CONFIDENTIAL TREATMENT REQUESTED.

     1.148 "TRANSFERRED TRADEMARKS" means the Trademarks listed on Schedule 2.1 to the Sellers Disclosure Memorandum or transferred to the Buyer after the Closing pursuant to Section 6.2(b).

     1.149 "TRANSITION PERIOD" has the meaning given such term in Section 7.1.

     1.150 "TRANSITION PLANS" has the meaning given such term in Section 7.1.

     1.151 "U.S. REGULATORY MILESTONES COMPONENT" has the meaning given such term in Section 2.4.

     1.152 "U.S. ROYALTY COMPONENT" has the meaning given such term in Section 2.4.

     1.153 "U.S. ROYALTY TERM" has the meaning given such term in Section
2.4(a).

     1.154 "U.S. SALES MILESTONES COMPONENT" has the meaning given such term in
Section 2.4.

     1.155 "U.S. TERRITORY" means the country of the United States of America and all territories and protectorates thereof.

     1.156 "VALID CLAIM" means a claim of any (a) issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Entity of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) patent application that has been pending for less than five (5) years.

     1.157 "ZEVALIN AGREEMENT" means that certain Settlement and License Agreement by and among Biogen Idec Inc., a Delaware corporation, Corixa, Coulter, The Regents of the University of Michigan, a constitutional corporation of the State of Michigan, and the Buyer, dated as of February 27, 2004.

2. SALE AND PURCHASE.

     2.1 TRANSFER OF ASSETS; EXCLUSIVE LICENSE AND SUBLICENSE.

          (a) The Sellers shall sell, assign, grant, transfer, convey and deliver (or cause to be sold, assigned, granted, transferred, conveyed and delivered) to the Buyer as of the Effective Time, and the Buyer shall purchase, receive and accept from the Sellers as of the Effective Time, free and clear of all Liens (other than Assumed Liabilities or Liens contained in or arising under the Assigned Contracts), all of the Sellers' rights, title and interest in and to the Assets, as set forth below, which do not include the Excluded Assets:

               (i)  all Transferred Intellectual Property Rights;

               (ii) the Product Registrations;

               (iii) the Product;

               (iv) the Program;

               (v)  the Materials, Data and Records;

               (vi) the Dosimetry Software;

               (vii) all Assigned Contracts;

               (viii) all Marketing Materials;

               (ix) all Inventory; and

               (x)  all Equipment.

          (b) In addition, the Sellers hereby grant to the Buyer an exclusive, worldwide, royalty-free, fully paid-up license (or sublicense, as the case may be) to any other assets owned by or licensed to either of the Sellers that are required for the development, manufacture or commercialization of the Product, but that are not related specifically or exclusively to the Product, solely for use in connection with the development, manufacture and commercialization of the Product or conduct of the Program and solely to the extent any such assets are licensable or sublicensable (as applicable) by Seller under the terms of the applicable agreements and the license provided for herein does not otherwise result in a breach by either of the Sellers of any third-party agreement; provided, however, that the Buyer agrees to maintain and protect the confidentiality of all of the foregoing licensed or sublicensed assets that constitute trade secrets of either Seller, applying the same degree of care with which it maintains its own trade secrets but only for so long as such trade secrets are treated as such by the Sellers.

          (c) On the Closing Date, (i) Coulter and the Buyer shall enter into a sublicense, substantially in the form attached hereto as Exhibit E, with respect to those rights set forth in Section 2.2 of the Dana-Farber Assignment Agreement (the "Dana-Farber Sublicense") or (ii) to the extent that Coulter has obtained consent from Dana-Farber and Coulter Corporation to assign Coulter's rights under the Dana-Farber Agreements, Coulter and Buyer shall, in lieu of entering into the Dana-Farber Sublicense, enter into an assignment and assumption agreement with respect to such rights, substantially in the form attached hereto as Exhibit F (the "Dana-Farber Assignment and Assumption Agreement").

     2.2 TRANSFER OF LIABILITIES. The Buyer agrees, effective as of the Effective Time, to assume all Liabilities arising after the Closing under the Assigned Contracts (the "Assumed Liabilities"). It is understood and agreed that the Buyer is not assuming any Liabilities arising prior to the Effective Time under the Assigned Contracts.

     2.3 EXCLUDED LIABILITIES. The Buyer shall not by virtue of this Agreement assume Liability or responsibility for any Liability of the Sellers that is not included within the definition of Assumed Liabilities (the "Excluded Liabilities"). For the avoidance of doubt, Excluded Liabilities includes all Liabilities arising under the Assigned Contracts prior to the Effective Time (including, without limitation, any and all actual or alleged breaches or defaults on the part of either of the Sellers with respect to the Assigned Contracts), all Liabilities arising in connection with the failure to obtain the Required Consents with respect to the Assigned Contracts and any Liabilities arising from fraud or willful misconduct of Sellers relating to the Assets prior to the Effective Time.

     2.4 PURCHASE PRICE. In consideration of the acquisition of the Assets under Section 2.1, the Buyer will assume the Assumed Liabilities under Section
2.2 and pay to Corixa an aggregate purchase price (the "Purchase Price") consisting of: (i) a royalty component, if any, for U.S. sales to be paid in cash in the amounts, for the applicable periods and upon the terms and conditions set forth in Section 2.4(a) (the "U.S. Royalty Component"); (ii) a U.S. sales milestones component, if any, to be paid in cash following the Closing Date in the amounts and upon the terms and conditions set forth in
Section 2.4(b) (the "U.S. Sales Milestones Component"); (iii) a U.S. regulatory milestone component, if any, to be paid in cash following the Closing Date in the amount and upon the terms and conditions set forth in Section 2.4(c) (the "U.S. Regulatory Milestone Component"); (iv) a royalty component, if any, for Canadian sales to be paid in cash in the amounts, for the applicable periods and upon the terms and conditions set forth in Section 2.4(d) (the "Canadian Royalty Component"); (v) a Canadian regulatory milestone component, if any, to be paid in cash following the Closing Date in the amounts and upon the terms and conditions set forth in Section 2.4(e) (the "Canadian Regulatory Milestones Component"); (vi) a Canadian sales milestone component, if any, to be paid in cash following the Closing Date in the amounts and upon the terms and conditions set forth in Section 2.4(f) (the "Canadian Sales Milestones Component"); (vii) a royalty component, if any, for Australasian sales to be paid in cash in the amounts, for the applicable periods and upon the terms and conditions set forth in Section 2.4(g) (the "Australasian Royalty Component"); (viii) an Australasian sales milestone component, if any, to be paid in cash following the Closing Date in the amounts and upon the terms and conditions set forth in Section 2.4(h) (the "Australasian Sales Milestones Component"); (ix) an Australasian regulatory milestone component, if any, to be paid in cash following the Closing Date in the amounts and upon the terms and conditions set forth in Section 2.4(i) (the "Australasian Regulatory Milestones Component"); and (x) a disposition payment, if any, to be paid in cash in the amounts and upon the terms and conditions set forth in Section 2.4(j) (the "Disposition Component").

          (a) U.S. Royalty. The Buyer shall pay Corixa royalties on Annual Net Sales of the Product in the U.S. Territory, as follows:

               (i) [*] percent ([*]%) of Annual Net Sales of between $[*] and $[*];

               (ii) [*] percent ([*]%) of Annual Net Sales of between $[*] and $[*]; and

               (iii) [*] percent ([*]%) of Annual Net Sales in excess of $[*].


                                      -16-    *CONFIDENTIAL TREATMENT REQUESTED.

The U.S. Royalty Component will be payable in full until the expiration of all Patents set forth on Schedule 2.1 hereto, containing at least one Valid Claim that would be infringed by the manufacture, sale or use of the Product in the U.S. Territory, and after such expiration, for the period ending [*] years after the First Commercial Sale in the U.S. Territory, the royalty amounts payable pursuant to Sections 2.4(a)(i)-(iii) shall be [*] by [*] percent ([*]%) (the "U.S. Royalty Term"). Upon the expiration of the U.S. Royalty Term, the Buyer's obligation to pay royalties in the U.S. Territory will be deemed fully-paid. For clarification, the royalty rates set forth above are meant to be applied in turn and are not meant to be exclusive of each other, and no royalty will be paid with respect to Annual Net Sales in the U.S. Territory in an amount less than $[*]. By way of example, if Net Sales of a Product in the U.S. Territory equal $[*] in a calendar year, the royalty rate on $[*] of Net Sales of the Product will be zero, the royalty rate on $[*] will be [*] percent ([*]%) and the royalty rate on the remaining $[*] will be [*] percent ([*]%) for a total royalty payment of $[*].

          (b) U.S. Sales Milestones. The Buyer shall pay Corixa the following non-refundable, non-creditable amounts no later than [*] ([*]) days after the end of each calendar quarter in which a sale causes an event specified below, and upon receipt of an invoice from Corixa designating the bank account to which such payment should be made:

               (i) $[*] upon the first achievement of Annual Net Sales in the U.S. Territory in an amount equal to or in excess of $[*]; and

               (ii) $[*] upon the first achievement of Annual Net Sales in the U.S. Territory in an amount equal to or in excess of $[*].

Buyer shall provide written notice to Corixa of the occurrence of any of the foregoing events no later than [*] ([*]) days after the end of each calendar quarter in which such an event occurs. For the avoidance of doubt, in the event that Annual Net Sales in a particular year exceed more than both of the threshold amounts specified in Sections 2.4(b)(i) and (ii) for the first time, then the Buyer shall make both of the milestone payments specified in Sections 2.4(b)(i) and (ii). It is understood and agreed that each of the milestone payments specified in Sections 2.4(b)(i) and (ii) will be paid only once, if at all.

          (c) U.S. Regulatory Milestone. The Buyer shall pay Corixa a non-refundable, non-creditable payment of $[*] within [*] ([*]) days after the FDA grants the [*]. It is understood and agreed that the milestone payment specified in this Section 2.4(c) will be paid only once, if at all. The Buyer shall notify Corixa within [*] ([*]) days of the achievement of the milestone specified in this Section 2.4(c), upon which notice Corixa shall issue to the Buyer an invoice designating the bank account to which such payment should be made. For the avoidance of doubt, the payment of the milestone set forth in this
Section 2.4(c) is the only regulatory milestone payable by the Buyer to either Seller in the U.S. Territory, and no milestones contained in the Collaboration Agreement shall be payable by the Buyer to either Seller under any circumstances.

          (d) Canadian Royalty. From and after the First Commercial Sale in the Canadian Territory, the Buyer shall pay Corixa a royalty of [*] percent ([*]%) of Annual Net Sales, if any, in the Canadian Territory. The Canadian Royalty Component will be payable in


                                      -17-    *CONFIDENTIAL TREATMENT REQUESTED.

full until the expiration of all Patents set forth on Schedule 2.1 hereto, containing at least one Valid Claim that would be infringed by the manufacture, sale or use of the Product in the Canadian Territory, and after such expiration, for the period ending [*] years after the First Commercial Sale in the Canadian Territory, the royalty amounts payable pursuant to this Section 2.4(d) shall be reduced by [*] percent ([*]%) (the "Canadian Royalty Term"). Upon the expiration of the Canadian Royalty Term, the Buyer's obligation to pay royalties in the Canadian Territory shall be deemed fully-paid.

          (e) Canadian Regulatory Milestones. The Buyer shall pay Corixa the following non-refundable, non-creditable amounts no later than [*] ([*]) days after occurrence of each of the events specified below:

               (i) CAD$[*] upon Canadian Initial Approval of the Product in the Canadian Territory; and

               (ii) CAD$[*] upon the earlier to occur of:

                    (A) the date that is [*] ([*]) months after the Canadian Initial Approval; and

                    (B) the date of the issuance of the last-to-issue of the reimbursement approvals for the provinces of Ontario, Quebec, British Columbia and Alberta.

The Buyer shall notify Corixa within [*] ([*]) days of the achievement of the milestones specified in this Section 2.4(e), upon which notice Corixa shall issue to the Buyer an invoice designating the bank account to which such payment should be made.

          (f) Canadian Sales Milestones. The Buyer shall pay Corixa the following non-refundable, non-creditable amounts no later than [*] ([*]) days after the end of each calendar quarter in which a sale causes an event specified below, and upon receipt of an invoice from Corixa designating the bank account to which such payment should be made:

               (i) CAD$[*] upon the first achievement of Annual Net Sales in the Canadian Territory in excess of CAD$[*]; and

               (ii) CAD$[*] upon the first achievement of Annual Net Sales in the Canadian Territory in excess of CAD$[*].

Buyer shall provide written notice to Corixa of the occurrence of any of the foregoing events no later than [*] ([*]) days after the end of each calendar quarter in which such an event occurs. For the avoidance of doubt, in the event that Annual Net Sales in the Canadian Territory in a particular calendar year exceed more than both of the threshold amounts specified in Sections 2.4(f)(i) and (ii) for the first time, then the Buyer shall make both of the milestone payments specified in Sections 2.4(f)(i) and (ii). It is understood and agreed that each of the milestone payments specified in Sections 2.4(e)(i), 2.4(e)(ii), 2.4(f)(i) and 2.4(f)(ii) will be paid only once, if at all.


                                      -18-    *CONFIDENTIAL TREATMENT REQUESTED.

          (g) Australasian Royalty.

               (i) ANSTO. From and after the First Commercial Sale in the Australasian Territory by ANSTO pursuant to the ANSTO License Agreement, the Buyer shall pay Corixa [*] percent ([*]%) of any royalties on Australasian Net Sales of the Product in the Australasian Territory received from ANSTO. As of the date hereof, the Parties anticipate that the Buyer will receive from ANSTO royalties as follows:

                    (A) [*] percent ([*]%) of Australasian Net Sales made during the period commencing upon the Closing Date and ending on [*];

                    (B) [*] percent ([*]%) of Australasian Net Sales made during the period commencing upon [*] and ending on [*];

                    (C) [*] percent ([*]%) of Australasian Net Sales made during the period commencing upon [*] and ending on the date that the ANSTO License Agreement is terminated or expired;

                    (D) Subject to the terms of Section 10.7(g) of the ANSTO License Agreement, [*] percent ([*]%) of Australasian Net Sales made after the date of termination of the ANSTO License Agreement, for so long as the Buyer, its Affiliates, licensees, sublicensees or assigns continue to supply Tositumomab to ANSTO under the ANSTO Supply Agreement; and

                    (E) Notwithstanding the foregoing, if the ANSTO Supply Agreement is terminated by ANSTO under Sections 7.4, 7.6 or 7.7 of the ANSTO Supply Agreement, or by the Sellers prior to the Closing pursuant to Sections 7.5, 7.6 or 7.7 of the ANSTO Supply Agreement or by the Buyer after the Closing pursuant to Sections 7.5, 7.6 or 7.7 of the ANSTO Supply Agreement, then the royalty rates payable by the Buyer under Section 2.4(g)(i)(A)-(C) will each be [*] by [*] percent ([*]%) and the royalty rate payable by ANSTO under Section 2.4(g)(i)(D) will be [*] by [*].

For the avoidance of doubt, all the royalty rates set forth in Section 2.4(g)(i) are the rates payable by ANSTO under the ANSTO License Agreement in effect as of the date hereof. The Buyer shall pay to Seller [*] percent ([*]%) of the amounts received by the Buyer from ANSTO (or its Affiliates or representatives), subject to all the applicable reductions as set forth in the ANSTO License Agreement; provided, that upon termination or expiration of the ANSTO License Agreement, no further royalties will be payable by the Buyer to Corixa under the ANSTO License Agreement that did not accrue prior to such termination or expiration.

               (ii) Third Party Australasian Sales. If the Buyer licenses its rights to commercialize the Product in the Australasian Territory to a party or parties other than ANSTO, or to ANSTO but pursuant to an agreement other than the ANSTO License Agreement, then the Buyer shall pay to Corixa [*] percent ([*]%) of all royalties on Annual Net Sales, minimum annual royalties, milestones, license fees, termination fees and other similar compensation, as well as any compensation of the nature contemplated in Section 2.4(i)(iv), received by the Buyer or its Affiliates from such other party(ies) or ANSTO, if any, in the Australasian Territory. The royalties will be payable in full until the expiration of all Patents set forth on Schedule 2.1


                                      -19-    *CONFIDENTIAL TREATMENT REQUESTED.

hereto, containing at least one Valid Claim that would be infringed by the manufacture, sale or use of the Product in the Australasian Territory, and after such expiration, for the period ending [*] ([*]) years after the First Commercial Sale (regardless of which party makes the First Commercial Sale) in the Australasian Territory, the royalty amounts payable pursuant to this Section 2.4(g)(ii) shall be reduced by [*] percent ([*]%). Upon the expiration of such [*] ([*]) year period, no further royalties will be payable from the Buyer to Corixa in the Australasian Territory.

               (iii) Buyer Australasian Sales. If the Buyer or its Affiliates commercializes the Product in the Australasian Territory, then the Buyer shall pay Corixa a royalty of [*] percent ([*]%) of Annual Net Sales, if any, in the Australasian Territory. Such royalties will be payable in full until the expiration of all Patents set forth on Schedule 2.1 hereto containing at least one Valid Claim that would be infringed by the manufacture, sale or use of the Product in the Australasian Territory. After such expiration, for the period ending [*] ([*]) years after the First Commercial Sale (regardless of which party makes the First Commercial Sale) in the Australasian Territory, the royalty amounts payable pursuant to this Section 2.4(g)(iii) shall be [*] by [*] percent ([*]%). Upon the expiration of such [*] ([*]) year period, no further royalties will be payable from the Buyer to Corixa in the Australasian Territory.

          (h) Australasian Sales Milestones. The Buyer shall pay Corixa the following non-refundable, non-creditable amounts no later than [*] ([*]) days after the end of each calendar quarter in which a sale causes an event specified below, and upon receipt of an invoice from Corixa designating the bank account to which such payment should be made:

               (i) $[*] upon the first achievement of Annual Australasian Net Sales in the Australasian Territory in excess of $[*]; and

               (ii) $[*] upon the first achievement of Annual Australasian Net Sales in the Australasian Territory in excess of $[*].

Buyer shall provide written notice to Corixa of the occurrence of any of the foregoing events no later than [*] ([*]) days after the end of each calendar quarter in which such an event occurs. For the avoidance of doubt, in the event that Annual Australasian Net Sales in a particular year exceed more than both of the threshold amounts specified in Sections 2.4(h)(i) and (ii) for the first time, then the Buyer shall make both of the milestone payments specified in Sections 2.4(h)(i) and (ii).

          (i) Australasian Regulatory Milestones. The Buyer shall pay Corixa the following non-creditable and nonrefundable amounts in U.S. dollars within [*] ([*]) days of the occurrence of each of the events specified below:

               (i) $[*] upon Australasian Initial Approval of the Product in any country in the Australasian Territory;

               (ii) $[*] upon date of establishment of the Medicare Benefits Schedule price in Australia;


                                      -20-    *CONFIDENTIAL TREATMENT REQUESTED.

               (iii) $[*] upon the first approval by the TGA of an Application for Registration for the Product for an indication other than an indication covered by the Australasian Initial Approval; and

               (iv) an amount equal to [*] percent ([*]%) of any Australasia Net Breach Amount.

It is understood and agreed that each of the milestones payments specified in Sections 2.4(h)(i), 2.4(h)(ii), 2.4(i)(i), 2.4(i)(ii) and 2.4(i)(iii) will be paid only once, if at all. In addition, subject to Section 2.4(i)(iv), if the ANSTO License Agreement is terminated, the Buyer will not owe the Sellers any unpaid milestone payment under Sections 2.4(h)(i), 2.4(h)(ii), 2.4(i)(i), 2.4(i)(ii) or 2.4(i)(iii) that were not achieved prior to termination of the ANSTO License Agreement. The Buyer shall notify Corixa within [*] ([*]) days of the achievement of the milestones specified in Sections 2.4(i)(i)-(iii), upon which notice Corixa shall issue to the Buyer an invoice designating the bank account to which such payment should be made.

          (j) Disposition Payment. If a Disposition Event occurs at any time up to and including the [*] ([*]) anniversary of the Closing Date, the Buyer shall pay to the Sellers in cash an amount equal to [*] percent ([*]%) of the net value of all consideration paid (including through the forgiveness or assumption of indebtedness), after deducting brokers fees, finders fees, investment banker fees, attorneys fees and other similar transaction-related out-of-pocket costs (a "Disposition Payment") to the Sellers or their Affiliates relating to such Disposition Event no later than [*] ([*]) days following the closing of such Disposition Event. Such payment shall be in addition to and not in lieu of any royalty or milestone payment that may be payable to either of the Sellers by the successor Person in such Disposition Event. For the avoidance of doubt, after the [*] ([*]) anniversary of the Closing Date, the Buyer shall be free to effect a Disposition Event without having to pay a Disposition Payment to the Sellers.

          (k) No Other Compensation. Other than the royalty and milestone payments, the payments to be made under Section 2.4(i)(iv) and the Disposition Payment, specifically enumerated in this Section 2.4, the Buyer will not owe any other royalty, milestone or other compensation to the Sellers with respect to the Assets, the Product or the Program, including, but not limited, to any royalty or milestone payments with respect to the development or commercialization of the Product in any country of the world other than the U.S. Territory, the Canadian Territory or the Australasian Territory.


                                      -21-    *CONFIDENTIAL TREATMENT REQUESTED.

     2.5 INTENTIONALLY OMITTED.

     2.6 TERMINATION AND SURVIVAL OF CONTRACTS AND AGREEMENTS.

          (a) Effective as of the Effective Time, except for any obligations arising out of this Agreement and the Operative Documents, all contracts, agreements and arrangements of whatever nature relating to the development, approval, marketing, manufacture, licensing, development or sale of the Product or the Program, whether oral or in writing, between the Sellers or any of their Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, including, without limitation, the Collaboration Agreement, and the Loan Agreement, as well as the 1998 SPA and the 2000 SPA (collectively, the "Terminated Contracts"), are hereby terminated automatically without any further action on the part of the Parties, and without liability to any Party, except for those obligations, losses or Liabilities arising or accruing prior to the Effective Time, subject to Section 8.4; provided, that under no circumstances do such Liabilities include any milestone payments under the Collaboration Agreement. In addition, the License and Supply Agreement will be terminated as of the Effective Time, without liability to any Party or to GSK Canada, except for those obligations, losses or Liabilities arising or accruing prior to the Effective Time. Buyer shall cause GSK Canada to execute the Termination Letter (as defined below) at the Closing. Notwithstanding anything to the contrary herein, it is understood and agreed that nothing in this Agreement is intended to change, prior to the Effective Time, the allocation of costs and liabilities associated with the Program as between the Buyer and its Affiliates, on the one hand, and the Sellers and their Affiliates, on the other hand, as currently provided in the Operating Profit and Loss. The calculation, determination, audit and settlement of the Operating Profit and Loss for the year ending December 31, 2004 shall survive the termination of the Collaboration Agreement and continue in full force and effect in accordance with the terms set forth in the Collaboration Agreement. Notwithstanding anything to the contrary in this Agreement, the Zevalin Agreement (including, but not limited to, the economic provisions of such agreement), the Proceeds Distribution Agreement, the Registration Rights Agreement and any other agreement between the Parties not related to the Products or the Program will remain in full force and effect (other than the Terminated Contracts).

          (b) Except as otherwise provided in this Agreement, the Sellers, for themselves, and their Affiliates and their respective representatives in their capacities as such (together, in each case, with their successors), effective as of the Effective Time, release and discharge the Buyer, each of its Affiliates and each of their respective representatives in their capacities as such (together, in each case, with their respective successors) from any and all Liabilities, obligations and losses (whether by contract, in tort or otherwise, and whether in law, in equity or both), rights of subrogation and contribution and remedies of any nature whatsoever, known or unknown, relating to or arising out of the Terminated Contracts and the License and Supply Agreement.

          (c) Except as otherwise provided in this Agreement, the Buyer, for itself and its Affiliates and their respective representatives in their capacity as such (together, in each case, with their successors), effective as of the Effective Time, releases and discharges the Sellers and their Affiliates and their respective representatives in their capacities as such (together, in each case, with their respective successors) from any and all Liabilities, obligations and losses (whether by contract, in tort or otherwise, and whether in law, in equity or both) rights of subrogation and contribution and remedies of any nature whatsoever, known or unknown, relating to or arising out of the Terminated Contracts and License and Supply Agreement. Notwithstanding anything to the contrary herein, it is understood and agreed that, except as otherwise expressly provided in Section 8.4, nothing in this Agreement is intended to change, prior to the Effective Time, the allocation of costs and liabilities associated with the Program as between the Buyer and its Affiliates, on the one hand, and the Sellers and their Affiliates, on the other hand, as currently provided in the Operating Profit and Loss.

          (d) The obligation of the Buyer to make the Manufacturing Development Costs Payment to the Sellers in an amount equal to $[*] is hereby terminated.

     2.7 ALLOCATION OF PURCHASE PRICE. The Parties agree that the Purchase Price shall be allocated among the Assets in the manner set forth on Schedule 2.7 to the Sellers Disclosure Memorandum (the "Allocation"). The Allocation will be conclusive and binding upon the Parties for tax purposes, and neither Party will make any statement or declaration to any taxing authority that is inconsistent with the Allocation, except as provided below. Neither Party will take or permit any of its Affiliates or representatives to take any position on any tax return, with any taxing authority or in any judicial tax proceeding that is inconsistent with the Allocation except as required by a final determination within the meaning of Section 1313(a) of the Internal Revenue Code or any equivalent provision of any applicable Law. Each Party will promptly provide the other Party with any additional information required to complete Form 8594 if the filing of such form is required. Each Party will timely notify the other Party, and will timely provide the other Party with assistance, in the event of an examination, audit or other proceeding regarding the Allocation.

     2.8 REPORTS.

          (a) With respect to the U.S. Royalty Component, the Canadian Royalty Component and, if sales of the Product in the Australasian Territory are made by the Buyer, its Affiliates, or a third party other than ANSTO, the Australasian Royalty Component, the Buyer shall furnish to Seller a quarterly written report showing in reasonable detail (i) an accounting of Net Sales in the U.S. Territory, Canadian Territory and the Australasian Territory, if applicable and as the case may be; (ii) royalties payable in U.S. dollars, if any, which shall have accrued hereunder based upon Net Sales; (iii) withholding taxes, if any, required by law to be deducted with respect to such sales; and (iv) the exchange rates used to determine the amount of U.S. dollars (collectively, the "Payment Report"). Payment Reports shall be due as soon as possible, but in any event no later than [*] ([*]) days following the close of each applicable calendar quarter. All royalties due to Corixa under this Agreement with respect to a particular calendar quarter shall be paid together with, and be due at the same time as, submission of the Payment Report.


                                      -23-    *CONFIDENTIAL TREATMENT REQUESTED.

          (b) With respect to the Australasian Royalty Component, so long as the ANSTO License Agreement remains in effect and royalties are due thereunder, the Buyer shall furnish to the Sellers in lieu of any Payment Report required pursuant to Section 2.8(a), the payment report received by the Buyer from ANSTO pursuant to Section 6.5 of the ANSTO License Agreement (the "Australasian Payment Report"). For the avoidance of doubt, to the extent that ANSTO reduces royalties paid to the Buyer pursuant to Section 6.4(b) of the ANSTO License Agreement, the royalties paid by the Buyer to Seller under Section 2.4(g) will be similarly reduced. The Australasian Payment Reports shall be due as soon as possible, but in no event later than [*] ([*]) days following receipt of such Australasian Payment Report from ANSTO. All royalties due to Corixa under this Agreement shall be paid together with, and be due at the same time as, submission of the Australasian Payment Report.

     2.9 PAYMENT METHOD. All payments due under this Agreement to the Sellers shall be made by bank wire transfer in immediately available funds to an account designated by Corixa. All payments hereunder shall be made in U.S. dollars. Whenever conversion of payments from or to any foreign currency may be required, such conversion shall be made using the Buyer's standard accounting practices and procedures; provided, that such practices and procedures conform with IFRS; and provided, further, that the Seller shall have the inspection and audit rights set forth in Section 2.11 below. All payments hereunder shall be non-creditable (unless otherwise specifically noted) and nonrefundable, unless required in order to provide for the correction of mistakes or errors in calculations.

     2.10 CURRENCY OF PAYMENT. All dollar amounts contained in this Agreement are in United States dollars ($) unless specifically designated as Canadian dollars (CAD$).

     2.11 RECORDS; INSPECTION. For a period of [*] ([*]) years after the calendar quarter in which royalty payments are made by the Buyer to the Sellers under Section 2.4, the Buyer shall keep complete and accurate records in sufficient detail to permit the Seller to confirm the completeness and accuracy of the information presented in each Payment Report and all payments due hereunder. The Buyer shall permit an independent, certified public accountant appointed by Corixa and reasonably acceptable to the Buyer (the "Auditor") to audit and/or inspect those records of the Buyer (including but not limited to financial records) that relate to Net Sales for the sole purpose of verifying the completeness and accuracy of the Payment Reports hereunder. Such inspection may only be conducted during the Buyer's normal business hours, no more than once in any calendar year and upon at least thirty (30) days prior written notice by the Seller to the Buyer. The Auditor shall execute a reasonable and customary written confidentiality agreement with the Buyer and will disclose to the Sellers only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement, and the basis for any discrepancy thereof. The Auditor will send a copy of the report to the Buyer at the same time it is sent to Sellers. If the Auditor concludes that such payments were underpaid for the preceding year, the Buyer shall pay Seller the amount of any such underpayments for the preceding year, plus interest as set forth in Section 2.12, within thirty (30) days of the date the Auditor delivers its report to the parties so concluding that such payments were underpaid for the preceding year. If the Auditor concludes that such payments were overpaid for the preceding year, the Sellers shall provide the Buyer with a credit in the amount of any such overpayments for the preceding year, within thirty (30) days of the date the Auditor delivers its report to the parties so concluding that such payments were overpaid for the preceding year. The Sellers shall


                                      -24-    *CONFIDENTIAL TREATMENT REQUESTED.

bear the full cost of such audit unless such audit discloses an underpayment by more than [*] percent ([*]%) of the amount due for the preceding year. In such case, the Buyer shall bear the full cost of such audit.

     2.12 LATE PAYMENT PENALTY. Any payment due under this Section 2 that is not paid by fourteen (14) days after the payment's due date shall accrue interest, which must be paid by the Party with the payment obligation to the recipient Party, on a daily basis at a rate equal to the prime rate of interest published from time to time in the Wall Street Journal as the prime rate; plus [*] percent ([*]%) from the date first owed until paid.

     2.13 TAXES. Any tax, duty or other levy required to be withheld by the Buyer on account of royalties or other payments payable to the Sellers under this Agreement, other than United States taxes and/or taxes imposed on or measured by net income, will be deducted by the Buyer from the amount of royalties or other payments otherwise due to the Sellers and promptly paid to the relevant taxing jurisdiction. The Buyer will secure and send to the Sellers proof of any such taxes, duties or other levies withheld and paid by the Buyer for the benefit of the Sellers. The Buyer shall provide to the Sellers prompt written notice of the requirements to withhold and shall cooperate with any request made by the Sellers to ensure that amounts required to be withheld are reduced to the fullest extent permitted by the relevant jurisdiction. The Buyer shall cooperate with the Sellers in efforts required for the Sellers to receive any and all benefits under applicable taxation treaties and any reimbursement or refund of amounts so withheld and paid.

     2.14 LICENSE AND SUBLICENSES. In the event the Buyer or its Affiliates licenses or sublicenses the right to develop or commercialize the Product in the U.S. Territory, the Canadian Territory or the Australasian Territory, such license(s) or sublicense(s) shall include an obligation for the licensee or sublicensee to account for and report its milestone achievements and sales of the Product on the same basis as if such achievements were made by the Buyer and/or such sales were Net Sales by the Buyer, and the Buyer shall pay to Corixa, with respect to such achievements and/or sales, milestone payments and royalties with respect to the U.S. Territory, the Canadian Territory or the Australasian Territory as if such achievements and/or sales of the licensee or sublicensee were achievements and/or Net Sales of the Buyer.

3.   CLOSING AND EFFECTIVE TIME.

     3.1 CLOSING. The closing of the sale of the Assets, subject only to the occurrence of the Effective Time, and the consummation of the other transactions contemplated hereby (the "Closing") shall take place on December 31, 2004, at 9:00 a.m. local time at the offices of Orrick, Herrington & Sutcliffe LLP at 719 Second Avenue, Suite 900, Seattle, Washington, or at such other time, date or place upon which the Parties may mutually agree in writing (the "Closing Date").

     3.2 ACTIONS AT THE CLOSING. At the Closing, the Sellers shall deliver the Assets, and the Buyer and the Sellers shall take such actions and execute and deliver the Operative Documents and such other agreements, instruments and documents as are necessary or appropriate to effect the transactions contemplated by this Agreement.


                                      -25-    *CONFIDENTIAL TREATMENT REQUESTED.

          (a) Conditions to the Buyer's Obligations at Closing. The purchase of the Assets by the Buyer in accordance with the terms of this Agreement are subject to the Sellers' delivery to the Buyer at the Closing of the following instruments, agreements and certificates, and the delivery of each shall be the sole condition to the Buyer's performance of its obligations at the Closing:

               (i) the general bill of sale substantially in the form attached as Exhibit A (the "Bill of Sale") with respect to the Assets and the Program, duly executed by the Sellers;

               (ii) a counterpart of the assignment and assumption agreement substantially in the form attached as Exhibit B (the "Assignment and Assumption Agreement") with respect to the Assigned Contracts, duly executed by the Sellers;

               (iii) the assignment of Patents substantially in the form attached as Exhibit C (the "Assignment of Patents") with respect to the Transferred Patents (other than the Licensed Patents), duly executed by the Sellers;

               (iv) the assignment of Trademarks substantially in the form attached as Exhibit D (the "Assignment of Trademarks") with respect to the Transferred Trademarks, duly executed by the Sellers;

               (v) the Required Consent;

               (vi) a certificate of the Secretary of each of the Sellers, in form and substance reasonably satisfactory to the Buyer, as to the authenticity and effectiveness of the actions of the board of directors of such Seller authorizing the transactions contemplated by this Agreement and the Operative Documents;

               (vii) a counterpart of a letter agreement terminating the License and Supply Agreement as of the Closing Date, substantially in the form attached hereto as Exhibit G (the "Termination Letter"), duly executed by the Sellers; and

               (viii) either a counterpart of the Dana-Farber Sublicense or the Dana-Farber Assignment and Assumption Agreement, as may be required by Section 2.1(c), duly executed by Coulter.

          (b) Conditions to the Sellers' Obligations at Closing. The sale of the Assets by the Sellers in accordance with the terms of this Agreement are subject to the Buyer's delivery to the Sellers at the Closing of the following instruments, agreements and certificates, and the delivery of each shall be the sole condition to the Sellers' performance of their respective obligations at the Closing:

               (i) a counterpart of the Assignment and Assumption Agreement with respect to the Assigned Contracts, duly executed by the Buyer;

               (ii) a certificate of the Secretary of the Buyer, in form and substance reasonably satisfactory to the Sellers, as to the authenticity and effectiveness of the actions of the board of directors of the Buyer authorizing the transactions contemplated by this Agreement and the Operative Documents;

               (iii) a counterpart of the Termination Letter, duly executed by GSK Canada; and

               (iv) either a counterpart of the Dana-Farber Sublicense or Dana-Farber Assignment and Assumption Agreement, as may be required by Section 2.1(c), duly executed by the Buyer.

     3.3 NO CONDITION TO THE CLOSING. For the avoidance of doubt, there shall be no conditions to the Closing other than the execution and delivery by the Sellers and the Buyer of the deliverables listed in Section 3.2, which conditions may be waived at the discretion of the Party entitled to receive such deliverables.

4.   REPRESENTATIONS AND WARRANTIES OF SELLERS.

     Except as otherwise set forth in the Sellers Disclosure Memorandum, in order to induce the Buyer to enter into and perform this Agreement, the Sellers represent and warrant to the Buyer as follows in this Section 4:

     4.1 ORGANIZATION AND GOOD STANDING. Each of Corixa and Coulter is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

     4.2 AUTHORITY; AUTHORIZATION; ENFORCEABILITY. Each Seller has full corporate power and authority to execute and deliver this Agreement and each of the Operative Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each of the Operative Documents to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement and each of the Operative Documents has been duly executed and delivered by each Seller that is a party to such Operative Document. This Agreement and each of the Operative Documents constitutes a valid and binding obligation of each Seller that is a party to such Operative Document, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally or by general equitable principles.

     4.3 NO DEFAULT OR VIOLATION. The execution, delivery and performance by each Seller of this Agreement and each of the Operative Documents to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice or lapse of time, or both): (a) constitute a material violation of any provision of Law or any Order applicable to such Seller; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity; (c) result in a default under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, license, permit, lease, note or other contract to which such Seller is a party or by which it is bound or to which any of the Assets are subject; (d) conflict with or result in a breach of or constitute a default under any provision of the certificate of incorporation or bylaws (or similar organizational documents) of such Seller; or (e) result in the imposition or creation of any Lien on or with respect to any of the Assets (other than Liens arising under the Assigned Contracts).

     4.4 TITLE TO ASSETS. The Sellers have good and marketable title in and to the Assets. All of the Assets are owned by the Sellers free and clear of all encumbrances, mortgages, pledges, liens or security interests and, except as otherwise provided in the Assigned Contracts, free and clear of all other Liens, and upon consummation of the transactions contemplated hereby, the Buyer will have acquired all of the Sellers' rights, title and interest in and to the Assets, free and clear of all Liens, and except for Liens created by or imposed on the Buyer after the Closing through no act or fault of the Sellers. No Seller has made any sale or assignment that would conflict with the sale and assignment of its rights in and to the Assets to the Buyer as contemplated by this Agreement. The Sellers make no representation or warranty regarding the probable commercial success or profitability of, or resulting from the ownership, use, operations, manufacturing, formulating, packaging, marketing or distribution of, the Product after the Closing.

     4.5 ASSIGNED CONTRACTS. Schedule 2.1 to the Sellers Disclosure Memorandum sets forth a list of all of the Assigned Contracts. Buyer acknowledges that the contracts listed on Schedule 2.1 do not constitute all contracts related to the Assets, the Product and the Program. The Reviewed Contracts constitute all contracts which the Seller reasonably believes to be material to the Program or the Product. All the Assigned Contracts are valid, binding and enforceable in accordance with their terms by and against each Seller that is a party to such Assigned Contract and, to the knowledge of each Seller, each other party thereto, and are in full force and effect; provided that there may be Assigned Contracts that have expired by their terms, but contain surviving rights or Liabilities that will be assumed by the Buyer to the extent such rights or Liabilities accrue after the Closing Date. Each Seller has performed in all material respects all obligations imposed on it thereunder, and no Seller nor, to the knowledge of any Seller, any other party thereto is in breach or default thereunder. To the knowledge of each Seller, no event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time): (i) constitute a material breach or material default by any Seller or, to the knowledge of any Seller, any other party thereunder; (ii) result in a material violation, material default or material breach of any of the provisions of the Assigned Contracts; (iii) give any Person the right to declare a breach or default or exercise any remedy for breach or default under the Assigned Contracts; or (iv) give any Third Party the right to cancel, terminate or modify any of the Assigned Contracts (except to the extent any such Assigned Contract is by its terms terminable, cancelable or modifiable by such Third Party upon prior notice or after the expiration of a specified term). The Sellers have not received any written notice regarding any actual or alleged violation, breach or default under any of the Assigned Contracts. Schedule 4.5 to the Sellers Disclosure Memorandum sets forth a list of all Assigned Contracts that are also Reviewed Contracts, which require the consent or waiver of any party to such Assigned Contract as a result of the transactions contemplated hereby (the "Identified Consents").

     4.6 LITIGATION; OTHER CLAIMS. There are no Proceedings against any Seller relating to any of the Assets, the Product or the Program that are currently pending or, to the knowledge of any Seller, threatened at law or in equity before or by any Governmental Entity, or that challenge or seek to prevent, make illegal, enjoin, alter, delay or otherwise interfere with any of the transactions contemplated hereby or by the Operative Documents. To the knowledge of the Sellers, no event has occurred and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which any of the Assets, the Product or the Program is subject. No Seller is in default under or with respect to any Order of any court or any Governmental Entity. To the knowledge of each Seller, there is no proposed Order that, if issued or otherwise put into effect, (a) would have an Asset Material Adverse Effect, a Program Material Adverse Effect or a material adverse effect on the ability of the Sellers to perform any covenant or obligation under this Agreement or the Operative Documents, or (b) would have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement and the Operative Documents.

     4.7 BROKERS AND FINDERS. None of the Sellers, their Affiliates nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

     4.8 FAIR CONSIDERATION; NO FRAUDULENT CONVEYANCE. The sale of the Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration and is not subject to any bulk sales or similar Law. Neither of the Sellers is now insolvent and neither will be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this Agreement. Neither of the Sellers is entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors, and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced by this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of any Seller to any of the Assets after the Closing.

     4.9 INTELLECTUAL PROPERTY RIGHTS. All of the Transferred Trademarks and the Transferred Patents, other than the Licensed Patents, to the extent registered or filed, have been duly registered or filed with the Governmental Entities or registries designated on Schedule 2.1. The patent applications included in the Transferred Patents, other than the Licensed Patents, have been duly filed with the Governmental Entities or registries designated on Schedule
2.1. To the Sellers' knowledge, all of the Licensed Patents other than the Selected IP, to the extent registered or filed, have been duly registered or filed with the Governmental Entities or registries designated on Schedule 2.1. To the Sellers' knowledge, neither the manufacture, development nor the commercialization of the Product as currently being manufactured or commercialized infringes upon any Third Party's patents or constitutes a misappropriation of a Third Party's Trade Secrets or Know-how. There is no interference action or litigation pending or, to the Sellers' knowledge, any communication which threatens interference action, or other litigation before any patent and trademark office, court, or any other Governmental Entity in any jurisdiction in regard to the Transferred Patents or Transferred Trademarks. To the Sellers' knowledge, no third party is infringing or misappropriating any of the Transferred Intellectual Property Rights. There are no outstanding claims asserted in writing or any claim threatened in writing, against Sellers alleging the infringement or misappropriation by Sellers of any Intellectual Property Rights of any other party that may have an Asset Material Adverse Effect. There is no outstanding claim asserted in writing or any claim threatened in writing to Sellers that any of the Transferred Patents is invalid. The Sellers are not bound by any agreement, commitment or arrangement that would limit the ability of Buyer to develop, manufacture or commercialize the Product or the Assets or conduct the Program after the Closing, except as otherwise indicated in the Material Contracts, copies of which have been provided to the Buyer, or as would not have a Program Material Adverse Effect.

     4.10 ASSETS. The Assets to be transferred to the Buyer hereunder include all Intellectual Property Rights, information, files and materials and other assets necessary for the Buyer to have manufactured, develop and commercialize the Product and conduct the Program in a manner substantially similar to Sellers' practices prior to the Closing, except that (other than expressly provided in the third sentence of Section 4.5) Sellers make no representation or warranty in this Section 4.10 regarding the completeness of the Assigned Contracts.

     4.11 PRODUCT REGISTRATIONS. To the Sellers' knowledge, all of the Product Registrations are valid and in full force and effect as of the date hereof.

     4.12 AMERSHAM AGREEMENTS. The Amersham Agreements have been terminated, and accordingly, Amersham plc no longer has any rights under the Amersham Agreements, or otherwise arising out of or related to the relationship between the Sellers and Amersham plc, to develop or commercialize the Product, use any of the Assets or conduct the Program in the EU Territory.

     4.13 REQUIRED CONSENT. The Required Consent has been obtained.

     4.14 DANA-FARBER AGREEMENTS. All the Dana-Farber Agreements are valid, binding and enforceable in accordance with their terms by and against each Seller that is a party to such Dana-Farber Agreement and, to the knowledge of each Seller, each other party thereto, including Beckman Coulter, Inc., and are in full force and effect as of the date hereof. Each Seller has performed in all material respects all material obligations imposed on it thereunder, and no Seller nor, to the knowledge of any Seller, any other party thereto, including Beckman Coulter, Inc., is in breach or default thereunder. To the knowledge of each Seller, no event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time): (i) constitute a material breach or material default of the Dana-Farber Agreements by any Seller or, to the knowledge of any Seller, any other party thereunder; (ii) result in a material violation, material default or material breach of any of the provisions of the Dana-Farber Agreements; (iii) give any Person the right to declare a breach or default or exercise any remedy for breach or default under the Dana-Farber Agreements; or (iv) give any Third Party the right to cancel, terminate or modify any of the Dana-Farber Agreements. The Sellers have not received any written notice regarding any actual or alleged violation, breach or default under any of the Dana-Farber Agreements.

     4.15 COMPLIANCE WITH LAWS; GMP. To the Sellers' knowledge, the Inventory has been stored, packaged and manufactured in compliance in all material respects with all applicable Laws, including but not limited to GMP, and specifications applicable to the Product, and is fit for its intended use. To the Sellers' knowledge, the Sellers and their suppliers have conducted their business with respect to the Product in compliance in all material respects with all applicable Laws, including but not limited to GMP.

     4.16 EQUIPMENT. To the Sellers' knowledge, the Equipment currently used to manufacture the Product as currently manufactured is in sufficient working order, normal wear and tear accepted, and is in operating condition sufficient to manufacture the Product as manufactured on the date hereof.

5.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.

     In order to induce the Sellers to enter into and perform this Agreement, the Buyer represents and warrants to the Sellers as follows in this Section 5:

     5.1 ORGANIZATION AND GOOD STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Pennsylvania.

     5.2 AUTHORITY; AUTHORIZATION; ENFORCEABILITY. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Operative Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each of the Operative Documents to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each of the Operative Documents has been duly executed and delivered by the Buyer. This Agreement and each of the Operative Documents constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally or by general equitable principles.

     5.3 NO DEFAULT OR VIOLATION. The execution, delivery and performance by the Buyer of this Agreement and each of the Operative Documents to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice or lapse of time, or both): (a) constitute a material violation of any provision of Law or any Order applicable to the Buyer; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity; (c) result in a default under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other contract to which the Buyer is a party or by which it is bound; or (d) conflict with or result in a breach of or constitute a default under any provision of the Amended and Restated Articles of Incorporation or Bylaws of the Buyer.

     5.4 BROKERS AND FINDERS. Neither the Buyer, its Affiliates, nor any of their officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

6.   COVENANTS.

     6.1 ACCESS TO INFORMATION.

          (a) If, after the Closing, to properly operate the Assets or prepare documents or reports required to be filed with Governmental Entities or the Buyer's consolidated financial statements, it is necessary that the Buyer obtain additional information within any Seller's possession relating to the Assets (other than the Data and Records, which are covered by Sections 6.4(a) and 6.4(b)), such Seller will furnish or cause their representatives to furnish such information, at reasonable times and upon reasonable notice, to the Buyer and its authorized representatives. Each Seller shall maintain and make available the information and records specified in this Section 6.1(a) for a period of three (3) years after the Closing Date.

          (b) If, after the Closing, to properly prepare documents or reports required to be filed with Governmental Entities or Corixa's consolidated financial statements, it is necessary that Corixa obtain additional information within the Buyer's possession relating to the Assets (other than the Data and Records, which are covered by Sections 6.4(a) and 6.4(b)), the Buyer will furnish or cause its representative to furnish, at reasonable times and upon reasonable notice, such information to Corixa and its authorized representatives. The Buyer shall maintain and make available the information and records specified in this Section 6.1(b) for a period of three (3) years after the Closing Date.

     6.2 FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS.

          (a) Upon the terms and subject to the conditions hereof, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the other Operative Documents, each Party shall use commercially reasonable efforts to promptly take all such action. Without limiting the foregoing, the Sellers shall execute and deliver such other documents and instruments as the Buyer may reasonably deem necessary or advisable to effect and perfect the transfer of the Assets to the Buyer as contemplated herein.

          (b) To the extent that any Seller or the Buyer identifies assets owned by or licensed to the Sellers after the date hereof that were not included on
Schedule 2.1 to the Seller Disclosure Memorandum (other than any Put-Back Contract), but which are required for the Buyer to have manufactured, develop and commercialize the Product and conduct the Program in a manner substantially similar to the Sellers' operations prior to the date hereof, such Seller shall transfer or sublicense, subject to any restrictions on transfer or sublicensing, and other terms and conditions relating thereto, all of its right, title and interest in such assets to the Buyer, with such transfer to be completed as promptly as commercially reasonable after such identification.

     6.3 POWER OF ATTORNEY. Effective at the Effective Time, the Sellers hereby constitute and appoint the Buyer and its successors, assigns and agents, as Corixa's true and lawful attorney-in-fact, with full power of substitution, in the name of Corixa and its successors and assigns, and for the benefit of Corixa or the Buyer: (i) to demand and receive from time to time any and all of the Assets and to give and make receipts, releases and endorsements for and in respect of the same or any part thereof; (ii) to make any and all necessary or appropriate filings with any applicable governmental or regulatory body in order to evidence the transfer of the Assets to the Buyer;
(iii) to institute, prosecute, compromise and settle any and all actions or proceedings at law, in equity or otherwise as the Buyer may deem necessary or appropriate in order to assert or enforce any claim, right or title of any kind in, to or under any of the Assets; (iv) to defend, compromise or settle any and all actions or proceedings with respect to any of the Assets; and (v) to do all such acts and things with respect to the matters set forth in the preceding clauses (i) through (v) as the Buyer shall deem reasonably necessary or appropriate. Corixa hereby agrees that the appointment made pursuant to this
Section 6.3 and the powers hereby granted are coupled with an interest and are and shall be irrevocable.

     6.4  RELATED DATA, RECORDS AND MATERIALS.

          (a) The Parties will cooperate and work together to allocate the Data, Records and Materials in accordance with this Section 6.4. To the extent that any Data, Records or Materials are related exclusively to the Product or Program, such Data, Records or Materials shall be transferred to Buyer within thirty (30) days of the Closing Date; provided, however, that any Data, Records or Materials related to the manufacturing and supply of the Product shall be transferred to the Buyer within thirty (30) days after the expiration of the Transition Period, or at such earlier time as the Buyer reasonably requests. To the extent that any Data, Records or Materials are related, but not exclusively related to the Program, then possession of such Data, Records and/or Materials will be transferred to the Buyer not later than forty-five (45) days following the Closing Date, except that the Sellers may redact any information contained in such Data or Records that does not pertain to the Program and the Sellers may make at their own expense and retain electronic copies or photocopies of the portions of such Data and Records that do not pertain to the Program. Notwithstanding the foregoing, the Sellers shall not redact any preclinical or clinical data, regulatory filings, correspondence with any Governmental Entities, Drug Master Files or Product Registrations relating to the Product or Program prior to the transfer of such materials to the Buyer.

          (b) If either Party requires access for legal or regulatory purposes to original copies of any Data or Records that have been transferred to or retained by the other Party, the Party in possession of such originals will make such originals available to the other Party on a temporary basis on such Party's reasonable request. The Party receiving such originals will return them to the Party that provided them as promptly as practicable and in any event promptly after they are no longer need for such legal or regulatory purpose.

     6.5 CONFIDENTIALITY. Corixa and the Buyer have previously executed a mutual non-disclosure agreement dated October 29, 2004 (the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms. The Parties agree that once the Assets have been transferred from the Sellers to the Buyer at the Effective Time, the Sellers will no longer have any interest in such Assets (except to the extent set forth in this Agreement), and Buyer will have all right, title and interest in such Assets. Accordingly, in order to protect the Buyer's interest in information concerning the Assets, the Parties agree that from and after the date hereof, all information known by or disclosed to the Sellers regarding the Assets will be deemed to be GSK Confidential Information (as defined in the Confidentiality Agreement) for purposes of the Confidentiality Agreement, so that Sellers will have an obligation to keep such information confidential according to the terms of the Confidentiality Agreement.

     6.6 PUBLIC DISCLOSURE. On or immediately following the date hereof, the Parties will issue a press release publicly disclosing the transactions contemplated by this Agreement, subject to each Parties' prior approval of the form thereof, which approval shall not be unreasonably withheld or delayed. Thereafter, no Party shall issue any press release or otherwise make any public (or nonconfidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior approval of the other Party (which approval shall not be unreasonably withheld or delayed), except as may be required by Law or by obligations pursuant to the listing requirements of the London Stock Exchange, New York Stock Exchange or NASDAQ. If either Party is required to make any such public disclosure, the Party required to make the disclosure shall use its reasonable efforts to give the other Party prior notice and an opportunity to review the disclosure prior to the public release of information.

     6.7 TRANSFER TAXES. The Parties shall equally bear and pay any sales taxes, use taxes, transfer taxes, stamp taxes, conveyance taxes, excise taxes, mortgage taxes, intangible taxes, documentary recording taxes, and any similar taxes whatsoever ("Transfer Taxes") imposed by any Governmental Entity, if any, upon the transfer of the Assets to the Buyer or the assumption of the Assumed Liabilities by the Buyer hereunder. The Parties shall cooperate with each other and use commercially reasonable efforts to minimize the Transfer Taxes.

     6.8 INTENTIONALLY OMITTED.

     6.9 TRANSFER OF PRODUCT REGISTRATIONS. Sellers shall send letters to the FDA, Health Canada and the TGA indicating that the Product Registrations are transferred to Buyer and that Buyer is the new owner of the Product Registrations as of the Closing Date. Sellers shall provide to Buyer a copy of said letters within thirty (30) business days after the Closing Date. As of the Closing Date, the Buyer agrees to undertake all regulatory responsibilities related to the Product Registrations.

     6.10 ZEVALIN AGREEMENT. Pursuant to Section 10.5 of the Zevalin Agreement, to the extent Sellers are assigning all of their right, title and interest in and to the Kaminski Patent Family (as defined in the Zevalin Agreement) and/or the Wahl Patent Family (as defined in the Zevalin Agreement) to the Buyer, Buyer hereby confirms its understanding of and agreement to the terms of the Zevalin Agreement, including Sections 3.1 and 6.1.1.

     6.11 NO IMPAIRMENT OF VALUE. During the period commencing on the date hereof and ending on the Closing Date, the Sellers shall use commercially reasonable efforts to (i) protect and preserve the Assets and all rights with respect thereto in all material respects for the benefit of the Buyer and (ii) maintain satisfactory relationships with all material licensors, material licensees, suppliers, contract manufacturers, distributors, clinical trial investigators and sites, institutional review boards, customers, prescribers and others having business relationships with the Sellers (other than the Sellers' employees) with respect to the Product, the Assets or the Program. The Sellers agree that they will, as of the date hereof, discontinue selling and marketing support; provided, that after the date hereof, Sellers' employees previously responsible for sale and marketing of the Product will focus on transition of materials and other matters as set forth in the Commercial Transition Plan (defined in Section 7.1).

     6.12 CONSENTS. During the period commencing on the date hereof and ending on the Closing Date, the Sellers shall use commercially reasonable efforts to obtain the Identified Consents; provided, however, that the Sellers shall have no obligation to pay any consideration to Third Parties in exchange for such Identified Consents.

     6.13 DANA-FARBER ASSIGNMENT. If Coulter and the Buyer enter into the Dana-Farber Sublicense Agreement instead of the Dana-Farber Assignment and Assumption Agreement, then the Sellers shall use diligent efforts to effect an assignment from Coulter to the Buyer of all rights sublicensed to the Buyer under the Dana-Farber Sublicense, including, without limitation, obtaining all required consents under the Dana-Farber Agreements, as applicable. Notwithstanding the foregoing, the Sellers' use of diligent efforts to effect the assignment set forth in this Section 6.13 shall not include any obligation to pay any consideration to Dana-Farber, Beckman Coulter, Inc. or any Third Party in exchange for such assignment.

     6.14 NON-COMPETITION. Until the earliest of (i) [*] ([*]) years from the Closing Date, (ii) a Disposition Event or (iii) a Corixa Change of Control, the Sellers agree not to promote, market, sell or manufacture any product in the [*] (a "Competing Product") anywhere in the world, or to acquire directly or indirectly any rights or interest in or to a Competing Product which is being promoted, marketed, sold or manufactured anywhere in the world.

     6.15 POST-CLOSING REVIEW OF ASSIGNED CONTRACTS.

          (a) At any time after the Effective Time and on or before [*], in the event that Buyer, after completing its review of the Assigned Contracts that are not Reviewed Contracts, identifies in good faith any Put-Back Contract (after reasonable consultation with Corixa), Buyer may elect to reassign such contract to the applicable Seller, with such reassignment to be effective as of the Effective Time. In such event, Buyer and the applicable Seller shall enter into an assignment and assumption agreement with respect to such Put-Back Contract substantially in the form of the Assignment and Assumption Agreement.

          (b) In the event that on or before [*], Buyer elects to terminate any Assigned Contract other than a Reviewed Contract, Buyer shall provide at least ten (10) days' notice of such intent to Corixa, together with a statement of any termination payments necessary to be made in connection with such termination (such payments, the "Termination Payments"). Corixa shall pay to Buyer no later than [*], an amount equal to [*] percent ([*]%) of all


                                      -35-    *CONFIDENTIAL TREATMENT REQUESTED.

Termination Payments that exceed $[*] individually; provided, however, that Corixa shall in no event be obligated to pay Buyer more than $[*] in the aggregate pursuant to this section (i.e., [*]% of $[*] in Termination Payments); provided, further, however, that Corixa shall have the option in lieu of making any Termination Payment to designate the Assigned Contracts related to such Termination Payment as a Put-Back Contract and to assume such Assigned Contract pursuant to Section 6.15(a).

7.   SCHEDULED EMPLOYEES.

     7.1 TRANSITION PLANS. Set forth on Schedule 7.1 are the Manufacturing and Supply Transition Plan, Clinical Transition Plan and Commercial Transition Plan (collectively, the "Transition Plans"). The period commencing as of the date hereof and ending on June 30, 2005 is referred to herein as the "Transition Period."

          (a) Manufacturing and Supply. During the term of the Manufacturing and Supply Transition Plan, the Sellers and the Buyer shall take those actions described in the Manufacturing Transition Plan set forth on Schedule 7.1. In addition to the performance of the activities set forth in the Manufacturing and Supply Transition Plan, it is understood and agreed that the Sellers shall remain responsible for the management of the manufacturing and supply chain with respect to the Product, subject to this Section 7.1(a). Specifically, the Sellers responsibilities shall include, but not be limited to: planning, ordering, bill payment to manufacturers, management of manufacturers, contract administration, distribution of the Product, management of Tositumomab inventory and distribution, manufacture and distribution of Iodine I 131 Tositumomab, trouble shooting, QA investigation of deviations, QA investigation of customer complaints, QA release, labeling updates, recall management, engineering and technical support, importation of product and provision of information for all regulatory updates and filings. Notwithstanding the foregoing, the Buyer shall use diligent efforts to develop the expertise and knowledge required to manage the manufacturing and supply chain, and agrees that to the extent that the Buyer assumes control of any discrete, identifiable portion of the manufacturing and supply chain, the Buyer will be responsible for such portion.

          (b) Clinical. During the term of the Clinical Transition Plan, the Sellers and the Buyer shall take those actions described in the Clinical Transition Plan set forth on Schedule 7.1. Notwithstanding the foregoing, the Buyer shall use diligent efforts to develop the expertise and knowledge required to manage the clinical and regulatory activities associated with the Product, and agrees that to the extent that the Buyer assumes control of any discrete, identifiable portion of such activities, the Buyer will be responsible for such portion.

          (c) Commercial. During the term of the Commercial Transition Plan, the Sellers and the Buyer shall take those actions described in the Commercial Transition Plan set forth on Schedule 7.1. Notwithstanding the foregoing, the Buyer shall use diligent efforts to develop the expertise and knowledge required to manage the commercial activities associated with the Product, and agrees that to the extent that the Buyer assumes control of any discrete, identifiable portion of such activities, the Buyer will be responsible for such portion.

          (d) Information Technology. Promptly after the Closing Date, the Parties shall develop a mutually agreed upon plan for transition of information technology from the


                                      -36-    *CONFIDENTIAL TREATMENT REQUESTED.

Sellers to the Buyer (the "IT Transition Plan"). Notwithstanding the foregoing and the terms of the IT Transition Plan, the Buyer shall use diligent efforts to develop the expertise and knowledge required to manage the information technology activities associated with the Product, and agrees that to the extent that the Buyer assumes control of any discrete, identifiable portion of such activities, the Buyer will be responsible for such portion.

          (e) Assistance. For a period of [*] ([*]) years after the Closing Date, if the Buyer reasonably requires further advice or assistance with respect to the activities undertaken pursuant to the Transition Plans to properly carry out the purposes of the Transition Plans, the Sellers shall make available to the Buyer, on reasonable terms and on reasonable notice, such of Sellers' employees, if any, that may have expertise to provide such advice or assistance. Such advice or assistance will be provided at the Buyer's reasonable request, during the Sellers' normal business hours, at the Sellers' principal place of business and upon reasonable advance written notice by the Buyer to the Sellers; provided, that during the term of the applicable Transition Plan, the Buyer shall reimburse the Sellers for costs incurred by the Sellers at the request of the Buyer that are not incurred in the ordinary course of business as it relates to the Product; and provided further, that after expiration of the term of the applicable Transition Plan, the Buyer shall reimburse the Sellers for FTE costs at a rate of $[*] per hour (solely to the extent any instance of advice or assistance requires more than one hour of employee time) and out-of-pocket expenses paid for travel, meals and lodging associated with providing such advice or assistance.

     7.2 TRANSITION OF SCHEDULED EMPLOYEES.

          (a) The employees of the Sellers listed on Schedule 7.2 are collectively referred to as "Scheduled Employees." Subject to Section 7.2, the Sellers agree to offer to continue to employ each of the Scheduled Employees, at such Scheduled Employee's existing terms of employment for the time period set forth next to each Scheduled Employee's name on Section 7.2 (the "Employment Term"); provided, however, that it is understood that all such employees are employed "at will" and may terminate their employment with the Sellers at any time; and provided, further, that the Sellers may terminate or demote any of the Scheduled Employees at their sole discretion at any time if any such employee violates company policy. Notwithstanding the foregoing, no later than thirty
(30) days prior to the end of the applicable Employment Term, the Buyer shall inform the Sellers which of the Scheduled Employees to whom the Buyer will make offers of employment. Any Scheduled Employee to whom Buyer makes an offer of employment and who accepts such offer of employment (the "New Buyer Employees") shall be subject to the Buyer's standard employment practices and policies upon the commencement date of such New Buyer Employee's employment with the Buyer, such commencement date to be agreed upon by each New Buyer Employee and the Buyer (the "Start Time"). The employment of each New Buyer Employee with the Sellers shall terminate upon the earlier to occur of either (i) the Start Time or (ii) the end of the applicable Employment Term. The terms of employment with the Buyer (or the Buyer's Affiliates) shall be as mutually agreed between each New Buyer Employee and the Buyer (or the Buyer's Affiliate, as the case may be), subject to the provisions of this Section 7. As of the Start Time, all New Buyer Employees will be under the exclusive supervision of the Buyer and subject to the Buyer's policies and procedures. The Sellers shall waive any non-compete provisions of employment or


                                      -37-    *CONFIDENTIAL TREATMENT REQUESTED.

other contracts with Sellers that would affect the ability of the New Buyer Employees to be employed by the Buyer in connection with the Program from and after the Start Time.

          (b) If the Buyer reasonably designates a Scheduled Employee as critical to the performance of the Transition Plans, and if such Scheduled Employee is terminated prior to the end of the applicable Employment Term for any reason or no reason, the Sellers shall use commercially reasonable efforts to identify another existing employee of the Sellers with skills substantially similar to those of the terminated Scheduled Employee. If such terminated Scheduled Employee was critical to the performance of either the Manufacturing and Supply Transition Plan or the IT Transition Plan, then the Sellers will temporarily reassign such identified existing employee to replace the terminated Scheduled Employee for the remainder of the applicable Employment Term. If such terminated Scheduled Employee was critical to the performance of either the Commercial Transition Plan or the Clinical Transition Plan, then the Sellers will temporarily reassign such identified existing employee to replace the terminated Scheduled Employee only if such employee is then available for reassignment. The Sellers agree to allow the Buyer access during the Transition Period to the Scheduled Employees and to maintain the Sellers' facilities and allow the Scheduled Employees and the Buyer (at reasonable times and with reasonable notice) access to the Sellers' facilities as required to conduct the activities in the Transition Plans.

     7.3 COMPENSATION OF NEW BUYER EMPLOYEES.

          (a) Subject to Section 7.3(b), the Buyer shall have no obligation with respect to payments of salary, compensation, wages, health, welfare or similar benefits, commissions, bonuses (deferred or otherwise), severance, accrued vacation and sick leave, stock grants or stock options, any benefits due under the Sellers' Employee Benefit Plans or any other sums due to any Scheduled Employee (and their covered dependents) that accrued before the Start Time (including any payments accruing due to the transactions contemplated by this Agreement). The Sellers will be fully responsible for all amounts and benefits owing to the Scheduled Employees (and their covered dependents) as a result of their employment with the Sellers and shall under no circumstances be responsible for any amounts payable to any New Buyer Employee that arise as a result of their employment with the Buyer at or after the Start Time. The Sellers shall pay each Scheduled Employee all compensation owed in accordance with and to the extent applicable under its standard employment policies and procedures, and applicable law, from the date hereof until the date of termination of such employees' employment with the Sellers.

          (b) The "Sellers' Scheduled Employee Number" shall mean $[*]. To the extent that one or more Scheduled Employees voluntarily terminates his or her employment with the Sellers prior to the end of the applicable Employment Term, any amounts otherwise designated to be paid to such terminating Scheduled Employee shall not be paid to such Scheduled Employee, but instead shall be reallocated, by mutual agreement of the Sellers and the Buyer, to serve as additional retention compensation for one or more other Scheduled Employees. The Buyer may determine in its reasonable discretion whether to increase the amount paid to the Scheduled Employees, and if requested by the Buyer in writing, the Sellers shall pay such amount to the Scheduled Employees designated by the Buyer no later than thirty (30) days after the date that such payments are requested to be made. Within ten (10) days of the expiration of the Transition Period, Corixa shall provide to the Buyer a report detailing the


                                      -38-    *CONFIDENTIAL TREATMENT REQUESTED.

amounts paid to each Scheduled Employee during the Transition Period, along with an invoice for the amount paid to the Scheduled Employees at the Buyer's direction in excess of the Sellers' Scheduled Employee Number. The Buyer shall pay to Corixa the amount paid by the Sellers to the Scheduled Employees at the Buyer's direction in excess of the Sellers' Scheduled Employee Number within thirty (30) days of receipt of such report and invoice. Notwithstanding anything to the contrary herein, in no event shall Corixa be obligated to pay to the Scheduled Employees (whether reimbursed by Buyer or not) an amount in excess of [*] percent ([*]%) of the Sellers' Scheduled Employee Number.

     7.4 COMPENSATION AND BENEFITS OF SCHEDULED EMPLOYEES.

          (a) At the Start Time, with respect to each New Buyer Employee, and at the termination of all other Scheduled Employees' employment with the Sellers, coverage for and participation by such New Buyer Employee or Scheduled Employee (and their covered dependents), as the case may be, under all of the Sellers' compensation and Employee Benefit Plans and other programs shall terminate (except as otherwise required by law) and, at the Start Time, with respect to each New Buyer Employee, eligibility for participation under the Buyer's compensation and Employee Benefit Plans and other programs shall commence.

          (b) The Sellers shall retain or assume responsibility for providing health care coverage to all Scheduled Employees (or any individual who constitutes a qualified beneficiary under Section 4980B of the Code ("COBRA") with respect to a Scheduled Employee) who are receiving (or become entitled to receive) continuation health coverage pursuant to an election made under COBRA or Sections 601-608 of ERISA (such an election to be called a "COBRA election") relating to a qualifying event occurring (i) prior to the Start Time for New Buyer Employees and (ii) prior to, at or after the Start Time for all employees of the Sellers who are not New Buyer Employees. The Buyer shall be responsible for providing health care coverage attributable to a COBRA election made by a New Buyer Employee (or any individual who constitutes a qualified beneficiary under COBRA with respect to a New Buyer Employee) that relates to a qualifying event which occurs at or after the Start Time.

          (c) After the date hereof, the Sellers shall remain solely liable for all claims under the Sellers' compensation and Employee Benefit Plans that are incurred by (i) all employees of the Sellers who are not Scheduled Employees (and their beneficiaries and covered dependents), (ii) New Buyer Employees and their beneficiaries and covered dependents and (iii) all Scheduled Employees (and their beneficiaries and covered dependents) who are not offered employment by the Buyer. The Buyer shall be solely liable for all claims under the Buyer's compensation and Employee Benefit Plans that are incurred by New Buyer Employees and their beneficiaries and covered dependents at or after the Start Time. For these purposes, a claim shall be deemed to have been incurred at the time when the events giving rise to the claim occurred.

          (d) The Sellers shall remain responsible and liable for workers' compensation claims relating to occupational illnesses resulting from exposure occurring prior to the Start Time and injuries that are incurred (i) prior to the Start Time with respect to the New Buyer Employees and (ii) prior to, at or after the Start Time with respect to all employees of Sellers who are not New Buyer Employees.


                                      -39-    *CONFIDENTIAL TREATMENT REQUESTED.

     7.5 NO RIGHT TO CONTINUED EMPLOYMENT OR BENEFITS. No provision in this Agreement shall create any Third Party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with the Sellers or the Buyer (or any Affiliate of the Sellers or the Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by the Sellers, the Buyer or any Affiliate of the Sellers or the Buyer. The Buyer is not under any obligation to hire any employee of the Sellers, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of the Sellers whom the Buyer chooses not to employ.

8.   INDEMNIFICATION.

     8.1 SURVIVAL. All representations and warranties contained in this Agreement or in the other Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive until 5:00 p.m., Pacific time, on the [*] ([*]) anniversary of the Closing (the "Survival Period") and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto. For purposes of this Agreement, each statement or other item of information set forth in the Sellers Disclosure Memorandum shall be deemed to be a representation and warranty made by the Sellers in this Agreement. The covenants and agreements contained in this Agreement shall survive and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

     8.2 INDEMNIFICATION BY SELLERS. From and after the Closing, each Seller jointly and severally shall indemnify, defend and hold harmless the Buyer and its Affiliates, and their respective officers, directors, stockholders, employees, agents and controlling Persons (the "Buyer Indemnified Parties"), from and against and shall compensate and reimburse any such party for any and all liability, damage, deficiency, loss, judgment, assessment, cost and expense, including reasonable attorneys' fees, expert witness fees, and other fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (and including any appeal thereof), but excluding all speculative or consequential damages ("Losses"), to the extent arising from or attributable to:

          (a) any inaccuracy in the representations and warranties made by a Seller in this Agreement;

          (b) any failure of a Seller to perform or observe any covenant or agreement to be performed or observed by such Seller pursuant to this Agreement;

          (c) subject to Section 8.4, the ownership, use or operation of the Assets, or the manufacture, distribution, use or sale of the Product, by a Seller on or prior to the Closing (except to the extent any such Losses are the responsibility of the Buyer Indemnified Parties under the Operating Profit and
Loss);

          (d) the Excluded Liabilities and Excluded Assets;


                                      -40-    *CONFIDENTIAL TREATMENT REQUESTED.

          (e) any amounts owing to the Scheduled Employees as a result of their employment at or prior to the Start Time;

          (f) investigations or actions by Governmental Entities involving the Assets that relate to actions of any Seller Indemnified Party (other than the Buyer) that occurred on or prior to the Closing or conditions or events that existed at or prior to the Closing and are not predominantly attributable to the actions of any Buyer Indemnified Party after the Closing; and

          (g) any Proceeding commenced by a Buyer Indemnified Party for the purpose of enforcing any of its rights under this Section 8 to the extent a Buyer Indemnified Party is the prevailing party in such Proceeding.

     8.3 INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify, defend and hold harmless each Seller and its Affiliates, and its respective officers, directors, stockholders, employees, agents and controlling Persons (the "Sellers Indemnified Parties" and, together with a Buyer Indemnified Parties, the "Indemnified Parties") from and against and shall reimburse any such party for any and all Losses to the extent arising from or attributable to:

          (a) any inaccuracy in the representations and warranties made by the Buyer in this Agreement;

          (b) any failure of the Buyer to perform or observe any covenant or agreement to be performed or observed by the Buyer pursuant to this Agreement;

          (c) the ownership, use or operation of any of the Assets, or the manufacture, distribution, use or sale of the Product, after the Closing;

          (d) the Assumed Liabilities;

          (e) any amounts owing to New Buyer Employees as a result of their employment after the Start Time;

          (f) any investigations or actions by Governmental Entities involving the Assets that relate to actions of a Buyer Indemnified Party that occurred prior to, at or after the Closing or conditions or events that occurred or came into existence after the Closing and are not predominantly attributable to the actions of the Sellers Indemnified Party prior to or at the Closing;

          (g) any Proceeding commenced by any Sellers Indemnified Party for the purpose of enforcing any of its rights under this Section 8 to the extent such Sellers Indemnified Party is the prevailing party in such Proceeding; and

          (h) any act or omission of a Scheduled Employee within the scope of his or her employment during the Transition Period, except to the extent such Losses are caused by the gross negligence or willful misconduct of such Scheduled Employee; and

          (i) Sellers' management of the manufacturing and supply chain with respect to the Product during the Transition Period pursuant to Section 7.1(a), except to the extent such Losses are caused by the gross negligence or willful misconduct of either Seller, their Affiliates, or any of their respective officers, directors, employees, agents and controlling Persons.

     8.4 INDEMNIFICATION FOR PRODUCT LIABILITY CLAIMS. Each Party shall be responsible for and shall indemnify the other Party and its Affiliates, officers, directors, stockholders, employees, agents and controlling Persons for [*] percent ([*]%) of all Losses arising from Product Liability Claims in the U.S. Territory with respect to the Product manufactured prior to the Effective Time. Seller shall be responsible for and shall indemnify the Buyer Indemnified Parties for all Losses arising from Product Liability Claims in any territory other than the U.S. Territory with respect to the Product manufactured prior to the Effective Time. Buyer shall be responsible for and shall indemnify the Seller Indemnified Parties for all Losses arising from Product Liability Claims worldwide with respect to the Product manufactured after the Effective Time.

     8.5 RETENTION OF INDEMNIFICATION RIGHTS UNDER ASSIGNED CONTRACTS. Notwithstanding the Sellers' assignment of the Assigned Contracts to the Buyer hereunder, the Sellers shall retain their existing rights under the Assigned Contracts to seek and obtain indemnification from the other parties to such Assigned Contracts with respect to events occurring prior to the Effective Time; provided, that prior to the Sellers pursuing any such indemnification, the Sellers shall first provide notice and a summary of the claim to the Buyer, and shall afford the Buyer a reasonable opportunity to discuss such claim with the Sellers. To the extent the Sellers have a claim against a party to a Material Contract that is related to the Product or the Program and that is not otherwise covered by indemnification under such Material Contract, then prior to the Sellers pursuing any such claim, the Sellers shall first provide notice and a summary of the claim to the Buyer, and shall afford the Buyer a reasonable opportunity to discuss such claim with the Sellers. The Parties shall keep confidential and shall not disclose any discussions between them under this
Section 8.5 unless required to pursue claims as provided herein.

     8.6 INDEMNIFICATION PROCEDURES. Any Indemnified Party seeking indemnification hereunder shall give written notice (a "Claim Notice") of any claim for indemnification under this Section 8 (an "Indemnification Claim") to the other Party (the "Indemnifying Party") as promptly as practicable after the discovery of facts upon which the Indemnified Party intends to base an Indemnification Claim or, if such indemnification claim relates to the assertion against the Indemnified Party of any claim by a Third Party (a "Third-Party Claim"), promptly after the receipt by the Indemnified Party of notice of the Third-Party Claim. The written notice of an Indemnification Claim shall describe the facts and circumstances on which the asserted Indemnification Claim is based, the amount thereof if then ascertainable (or, if not then ascertainable, the estimated maximum amount thereof) and the provisions of this Agreement on which the Indemnification Claim is based. After giving such notice of a Third-Party Claim, the Indemnified Party shall permit the Indemnifying Party, subject to the rights of or duties to any insurer or other Third Party having potential liability therefor, to assume the defense of any such claim or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defense. If the Indemnifying Party has notified the Indemnified Party of the Indemnifying Party's election to defend any such action


                                      -42-    *CONFIDENTIAL TREATMENT REQUESTED.

within fifteen (15) days after notice thereof has been given to the Indemnifying Party, the provisions of Section 8.6(a) shall govern. If the Indemnifying Party elects not to assume defense of a Third-Party Claim, or fails to provide notification of its election within the fifteen-day period, the Indemnifying Party shall be deemed to have waived its right to defend such action and the provisions of Section 8.6(b) shall govern.

          (a) If the Indemnifying Party assumes the defense of any Third-Party Claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom. The Indemnified Party may participate, at its expense, in the defense of such Third-Party Claim or litigation, provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnifying Party shall not, in the defense of such Third-Party Claim or any litigation resulting therefrom, consent to entry of any judgment that would adversely affect the Indemnified Party, except with the written consent of the Indemnified Party, or enter into any settlement that would adversely affect the Indemnified Party, except with the written consent of the Indemnified Party, which judgment or settlement does not include as an unconditional term thereof the delivery by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third-Party Claim or litigation. In addition, all awards and costs payable by a Third Party to the Indemnified Party or the Indemnifying Party shall belong to the Indemnifying Party. Any settlement by the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, impose any obligation on the Indemnified Party or adversely affect the Indemnified Party's rights hereunder.

          (b) If the Indemnifying Party shall not assume the defense of a Third-Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all expenses, legal or otherwise, and other amounts for which the Indemnifying Party is obligated hereunder, incurred by the Indemnified Party in connection with the defense against or settlement of such Third-Party Claim or litigation. If no settlement of such Third-Party Claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any final and nonappealable judgment rendered with respect to such Third-Party Claim or in such litigation and of all expenses, legal or otherwise, and other amounts for which the Indemnifying Party is obligated hereunder, incurred by the Indemnified Party in the defense against such claim or litigation.

     8.7  LIMITATIONS ON INDEMNIFICATION.

          (a) The Indemnified Parties shall not be entitled to receive any indemnification payment with respect to any Indemnification Claim under Sections 8.2(a) and (b) and Section 8.3(a) and (b), as applicable, until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $[*] (the "Threshold"); provided, however, that once the aggregate Losses exceed the Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.


                                      -43-    *CONFIDENTIAL TREATMENT REQUESTED.

          (b) The indemnification provided in this Section 8 shall be the sole and exclusive remedy after the Closing for damages available to the Parties for breach of any of the representations or warranties or covenants contained herein; provided, however, this exclusive remedy for damages does not preclude a Party from bringing an action for (i) fraud or (ii) specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement or the Operative Documents.

          (c) An Indemnifying Party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such Party, with respect to any claims made by the Indemnified Party pursuant to Section 8.2(a) or 8.3(a) after the expiration of the Survival Period or other applicable time limitation described in Section 8.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation for any Indemnification Claim described in a Claim Notice that is delivered to the Indemnifying Party prior to the expiration of the Survival Period or such other time limitation applicable to such Indemnification Claim.

          (d) Notwithstanding anything to the contrary herein, except for Losses based on fraud, the aggregate Liability of any Indemnifying Party under this
Section 8 for Losses arising from or attributable to (i) any inaccuracy in the representations and warranties made by such Indemnifying Party in this Agreement or any of the Operative Documents and (ii) any failure of such Indemnifying Party to perform or observe any covenant or agreement to be performed or observed by such Indemnifying Party pursuant to this Agreement or any of the Operative Documents shall not exceed $[*] (the "Liability Limit"); provided, however, that the amount of the Liability Limit shall be increased by an additional amount equal to the amount of any royalties that the Sellers are paid by the Buyer pursuant to Sections 2.4(a), (d) and (g) hereof in excess of $[*] up to a maximum aggregate Liability Limit of $[*]. The Liability Limit shall not be applicable to any other matter set forth in Section 8.2(c)-(g) or Section 8.3(c)-(i) or Section 8.4.

          (e) The amount of an Indemnifying Party's liability under this Agreement shall be reduced by the amount of any applicable insurance proceeds actually received by the Indemnified Party.

          (f) IN NO EVENT SHALL ANY PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE; PROVIDED THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES PURSUANT TO ARTICLE 8 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.


                                      -44-    *CONFIDENTIAL TREATMENT REQUESTED.

          (g) No Buyer Indemnified Party shall have any right to offset, deduct, counterclaim or otherwise withhold any amount from the payments due to Seller under Section 2 with respect to any pending or unresolved claim under this
Section 8; provided, however, that a Buyer Indemnified Party shall have the right to offset, deduct, counterclaim and otherwise withhold any amount from the payments due to Seller under Section 2 with respect to any Resolved Claim under this Section 8 that has not been paid in full, or any reimbursement properly due to the Buyer pursuant to Section 8.6(b).

     8.8 KNOWLEDGE OF BREACH. For purposes of this Section 8, neither of the Sellers shall be deemed to have breached (a) any representation or warranty contained in Section 4.6 or (b) solely with respect to the Selected IP, any representation or warranty contained in Section 4.9, if the Buyer has, on or prior to the date hereof, any knowledge of the breach of, or of any facts or circumstances constituting or resulting in a breach of, such representation or warranty.

9.   MISCELLANEOUS.

     9.1 EXPENSES. Subject to the provisions of Section 8, regardless of whether the transactions contemplated by this Agreement are consummated, each Party will pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby and thereby (including legal fees and accounting expenses).

     9.2 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended, modified or waived only in a writing designated as an amendment and signed by representatives of the Parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.2 shall be binding on the Parties and their respective successors and assigns.

     9.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign any of its rights or obligations hereunder without the prior written consent of all of the other Parties; provided, however, that any Party may make such an assignment without the other Parties' consent to Affiliates or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Parties, expressly assume the obligation for the performance of such rights and/or obligations. Any permitted assignment shall be binding on and inure to the benefit of the successors of the assigning Party. Any assignment or attempted assignment by any Party in violation of the terms of this Section 9.3 shall be null and void and of no legal effect. Except for the provisions of Section 8 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Third Party. Without limiting the generality of the foregoing, (a) no employee of the Sellers shall have any rights under this Agreement or any of the Operative Documents and (b) no creditor of the Sellers shall have any rights under this Agreement or the Operative Documents.

     9.4 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the Laws of the state of New York, without giving effect to principles of conflict of Laws.

     9.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     9.6 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     9.7 NOTICE. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight
(48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the Party to be notified at such Party's address or facsimile number as set forth below, or as subsequently modified by written notice:

     (a)  if to the Sellers, to:

          Corixa Corporation
          Coulter Pharmaceuticals, Inc.
          1900 9th Avenue
          Seattle, Washington 98101
          Attention: General Counsel
          Facsimile No.: (206) 366-3700
          Telephone No.: (206) 366-4700

          with a copy to:

          Orrick, Herrington & Sutcliffe LLP
          719 Second Avenue, Suite 900
          Seattle, Washington 98104
          Attention: Stephen M. Graham
                     Alan C. Smith
          Facsimile No.: (206) 839-4301
          Telephone No.: (206) 839-4300

     (b)  if to the Buyer, to:

          GlaxoSmithKline
          2301 Renaissance Boulevard (Mailcode RN0220)
          King of Prussia, PA 19406-2772
          Attn: Vice President and Associate General Counsel
          Telephone: (610) 787-3626
          Fax: (610) 787-7084

     9.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith in order to maintain the economic position enjoyed by each Party as close as possible to that under the provision rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then: (a) such provision shall be excluded from this Agreement; (b) the balance of this Agreement shall be interpreted as if such provision were so excluded; and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

     9.9 CUMULATIVE REMEDIES. All rights and remedies available to either Party for breach of this Agreement are cumulative (and not alternative) and may be exercised concurrently or separately, and the exercise of any one remedy will not be deemed an election of such remedy to the exclusion of any other remedy. The Parties agree that they would be irreparably damaged if this Agreement is not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

     9.10 CONSTRUCTION OF AGREEMENT. Each Party has cooperated in the drafting and preparation of this Agreement and no principles of construction will be applied against either Party on the basis that such Party drafted this Agreement.

     9.11 NO IMPLIED WAIVER. No right under this Agreement or breach hereof may be waived except in writing signed by the Parties. Neither the failure of a Party to require performance of any provision of this Agreement nor the delay in enforcing any right hereunder will be construed or act as a waiver of such Party's rights to insist on performance of such provision or any other provision or enforce any such right at some other time.

     9.12 ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement and the Operative Documents constitute the entire agreement between such Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

     9.13 RELATIONSHIP OF PARTIES. For the purposes of this Agreement, each Party is an independent contractor and not an agent, partner or employee of the other Party. Neither Party shall have the authority to make any statements, representations, nor commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or otherwise authorized in writing and executed by both Parties.

     9.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                            [Signature page follows.]

     IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized representatives of each Seller and the Buyer as of the date first above written.

                                        THE BUYER:

                                        SMITHKLINE BEECHAM
                                        CORPORATION (D/B/A
                                        GLAXOSMITHKLINE)


                                        By: /s/ J.P. Garnier
                                            ------------------------------------
                                            Name: J.P. Garnier
                                            Title: Authorized Representative

                                        THE SELLERS:


                                        CORIXA CORPORATION


                                        By: /s/ Steven Gillis
                                            ------------------------------------
                                            Name: Steven Gillis
                                            Title: CEO


                                        COULTER PHARMACEUTICAL, INC.


                                        By: /s/ Steven Gillis
                                            ------------------------------------
                                            Name: Steven Gillis
                                            Title: President

                                                                       Exhibit A

                                  BILL OF SALE

     Each of Corixa Corporation, a Delaware corporation ("Corixa"), and Coulter Pharmaceutical, Inc., a Delaware corporation and wholly-owned subsidiary of Corixa (together with Corixa, the "Sellers"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, transfer, convey, assign and deliver to SmithKline Beecham Corporation (doing business as GlaxoSmithKline), a Pennsylvania corporation (the "Buyer"), all of its right, title and interest in and to the Assets, as defined in that certain Asset Purchase Agreement (the "Asset Purchase Agreement") by and among the Sellers and the Buyer, dated as of December 12, 2004, and which is incorporated herein by reference.

1. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

2. Each Seller warrants that it has good and marketable title in and to the Assets, free and clear of all Liens, except (a) as otherwise provided in the Assigned Contracts, (b) for Liens created by or imposed on the Buyer after the Closing through no act or fault of the Sellers and (c) as otherwise provided in the Sellers Disclosure Memorandum.

3. This Bill of Sale is being delivered in connection with the Asset Purchase Agreement and is subject to, and is entitled to the benefits in respect of, the Asset Purchase Agreement.

4. This Bill of Sale shall be binding upon and inure to the benefit of the Buyer, the Sellers and their respective successors and assigns.

                            [Signature page follows]

     IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized officer of each of the Sellers as of December 31, 2004.

                                        SELLERS:

                                        CORIXA CORPORATION


                                        By: /s/ Steven Gillis
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: CEO


                                        COULTER PHARMACEUTICAL, INC.


                                        By: /s/ STEVEN GILLIS
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: President

                                                                       Exhibit B

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment and Assumption Agreement (this "Agreement") is entered into as of December 31, 2004, by and among SmithKline Beecham Corporation (doing business as GlaxoSmithKline, a Pennsylvania corporation (the "Buyer"), Corixa Corporation, a Delaware corporation ("Corixa"), and Coulter Pharmaceutical, Inc., a Delaware corporation and wholly-owned subsidiary of Corixa (together with Corixa, the "Sellers"). Collectively, the Sellers and the Buyer are referred to as the "Parties."

                                    RECITALS

     WHEREAS, the Sellers and the Buyer have entered into that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of December 12, 2004, pursuant to which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the Sellers' right, title and interest in and to the Bexxar therapeutic regimen, together with certain assets related thereto, all on the terms and subject to the conditions set forth in the Asset Purchase Agreement.

                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.   Assignment and Assumption.

     (a) Subject to the terms and conditions of the Asset Purchase Agreement, each Seller hereby sells, assigns, transfers, conveys and delivers to the Buyer as of the Closing, all of such Seller's right, title and interest in and under all of the Assigned Contracts and the Buyer hereby assumes all Liabilities arising after the Closing under each of the Assigned Contracts; provided, however, that the Buyer shall not assume any of the Excluded Liabilities, including all Liabilities arising under the Assigned Contracts prior to the Closing, all Liabilities arising in connection with the failure to obtain the Required Consent with respect to the Assigned Contracts and any Liabilities arising from fraud or willful misconduct of Sellers relating to the Assets prior to the Closing, except as otherwise set forth in the Asset Purchase Agreement.

     (b) Notwithstanding the Sellers' assignment of the Assigned Contracts to the Buyer hereunder, the Sellers shall retain their rights under the Assigned Contracts to obtain indemnification from the other parties to such Assigned Contracts with respect to events occurring prior to the Effective Time; provided, that prior to the Sellers pursuing any such indemnification, the Sellers shall first provide notice and a summary of the claim to the Buyer, and shall afford the Buyer a reasonable opportunity to discuss such claim with the Sellers. The Sellers and the Buyer shall keep confidential and shall not disclose any discussions between them under the foregoing sentence unless required to pursue claims as provided herein.

2.   Further Assurances.

     The Sellers hereby agree to cooperate with the Buyer as reasonably necessary to give full effect to and perfect the rights of the Buyer in the Assets. The Sellers hereby covenant and agree to and with the Buyer, its successors, legal representatives and assigns that the Sellers will, at the cost and expense of the Buyer, sign and deliver all certificates, instruments, papers and documents, make all lawful affidavits, testimonies, declarations and oaths, and do all acts necessary or required to be done for the assignment of the Assets to the Buyer in accordance with the terms and conditions of the Asset Purchase Agreement.

3.   General.

     (a) Nothing contained in this Agreement is intended to provide any right or remedy to any Person, other than the Parties to this Agreement.

     (b) This Agreement shall be binding upon and inure to the benefit of the Sellers, the Buyer and their respective successors and assigns.

     (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one instrument.

     (d) This Agreement shall be governed, construed and interpreted in accordance with the Laws of the state of New York, without giving effect to principles of conflict of laws.

     (e) All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

                            [Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of each of the Sellers and the Buyer as of the date first above written.

                                        BUYER:

                                        SMITHKLINE BEECHAM CORPORATION
                                        (D/B/A GLAXOSMITHKLINE)


                                        By: /s/ DONALD F. PARMAN
                                            ------------------------------------
                                        Name: Donald F. Parman
                                        Title: Vice President & Secretary

                                        SELLERS:

                                        CORIXA CORPORATION


                                        By: /s/ STEVEN GILLIS
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: CEO


                                        COULTER PHARMACEUTICAL, INC.


                                        By: /s/ STEVEN GILLIS
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: President

                                                                       Exhibit C

                              ASSIGNMENT OF PATENTS

     This Assignment of Patents (this "Patent Assignment") is made by Corixa Corporation, a Delaware corporation ("Corixa"), and Coulter Pharmaceutical, Inc., a Delaware corporation and wholly-owned subsidiary of Corixa ("Coulter" and, together with Corixa the "Assignors" and each individually, an "Assignor"), to SmithKline Beecham Corporation (doing business as GlaxoSmithKline), a Pennsylvania corporation (the "Assignee"). Collectively, the Assignors and the Assignee are referred to as the "Parties."

                                    RECITALS

     WHEREAS, each of the Assignors and the Assignee has entered into that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of December 12, 2004, pursuant to which the Assignee will purchase from the Assignors and the Assignors will sell to the Assignee all of their right, title and interest in and to the Bexxar therapeutic regimen, together with certain assets related thereto, all on the terms and subject to the conditions set forth in the Asset Purchase Agreement; and

     WHEREAS, each of the Assignors desires to assign its entire rights, title and interest in and to each of the Transferred Patents (as listed in Annex A hereof) to the Assignee;

                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

     1. ASSIGNMENT. Each of the Assignors hereby sells, assigns, transfers and sets over, to the Assignee, its successors, legal representatives and assigns, its entire right, title and interest in and to the following:

     (a) all applications for patents, provisional applications, and all patents in the United States of America and all foreign countries granted therefor and thereon, and in and to any and all divisions, continuations, and continuations-in-part of said applications, reexaminations, reissues and extensions of said patents, and all rights under the International Convention for the Protection of Industrial Property that relate specifically and exclusively to the Transferred Patents;

     (b) all things authored, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by each such Assignor or any of its employees or agents that are embodied in, derived from or conceived directly from the Transferred Patents, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating specifically and exclusively to the Transferred Patents;

     (c) all other intellectual or intangible property contained in or conceived directly from the Transferred Patents, whether pending, applied for or issued, whether filed in the United States or in other countries and all rights with respect to any of the foregoing;

     (d) those Transferred Patents referred to in Annex A; and

     (e) the right to any damages, profits or other recoveries for past acts of infringement of the Transferred Patents or any of the intellectual property set forth in the foregoing clauses (a) through (d) above.

2.   GENERAL.

     (a) This Patent Assignment is being delivered in connection with the Asset Purchase Agreement and is subject to, and is entitled to the benefits in respect of, the Asset Purchase Agreement. The Assignor acknowledges and agrees that the Transferred Patents are to be held and enjoyed by the Assignee, its successors and assigns, for their own use as fully and entirely to the same extent as the Transferred Patents would have been held and enjoyed by Assignor had this assignment not been made.

     (b) Assignor hereby agrees to cooperate with Assignee as reasonably necessary to give full effect to and perfect the rights of Assignee in the Transferred Patents. Assignor hereby covenants and agrees to and with Assignee, its successors, legal representatives and assigns that Assignor will, at the cost and expense of the Assignee, sign and deliver all certificates, instruments, papers and documents, make all lawful affidavits, testimonies, declarations and oaths, and do all acts necessary or required to be done for the recordation of this assignment of the Transferred Patents to the Assignee. The Assignee may record this Patent Assignment in any and all patent offices around the world, including but not limited to, the United States Patent and Trademark Office.

     (c) Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States to issue to, and record in the name of, the Assignee, any and all Letters Patent of the United States arising from such Transferred Patents for the use and behalf of the Assignee, its successors, legal representatives, and assigns.

     (d) This Patent Assignment shall be binding upon and inure to the benefit of the Assignors and the Assignee and to their respective successors and assigns.

     (e) This Patent Assignment may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

     (f) All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

3. POWER OF ATTORNEY. Effective as of the date hereof, Coulter hereby constitutes and appoints the Assignee and its successors, assigns and agents, as Coulter's true and lawful attorney-in-fact, with full power of substitution, in the name of Coulter and its successors and assigns, and for the benefit of Coulter or the Assignee: (i) to demand and receive from time to time any and all of the Transferred Patents and to give and make receipts, releases and endorsements for and in respect of the same or any part thereof; (ii) to make any and all necessary or appropriate filings with any applicable governmental or regulatory body in order to evidence the transfer of the Transferred Patents to the Assignee; (iii) to institute, prosecute, compromise and settle any and all actions or proceedings at law, in equity or otherwise as the

Assignee may deem necessary or appropriate in order to assert or enforce any claim, right or title of any kind in, to or under any of the Transferred Patents; (iv) to defend, compromise or settle any and all actions or proceedings with respect to any of the Transferred Patents; and (v) to do all such acts and things with respect to the matters set forth in the preceding clauses (i) through (v) as the Assignee shall deem reasonably necessary or appropriate. Coulter hereby agrees that the appointment made pursuant to this Section 3 and the powers hereby granted are coupled with an interest and are and shall be irrevocable.

4. ASSIGNEE HAS NO DUTY. The powers conferred on Assignee hereunder are solely to protect its interest in the Transferred Patents and shall not impose any duty on it to exercise any such powers.

5. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

                            [Signature page follows]

     IN WITNESS WHEREOF, this agreement has been duly executed and delivered by a duly authorized officer of each of the Assignors as of December 31, 2004.

                                        ASSIGNORS:

                                        CORIXA CORPORATION


                                        By: /s/ STEVEN GILLIS
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: CEO


                                        COULTER PHARMACEUTICAL, INC.


                                        By: /s/ STEVEN GILLIS
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: President

SUBSCRIBED AND SWORN TO before me this 31st day of December, 2004.


                                         /s/ MARC R. GREENOUGH
                                         ---------------------------------------
                                         NOTARY PUBLIC in and for the State of
                                         Washington, residing at Seattle
                                         My Commission Expires: Sept. 9, 2005

                                     ANNEX A

TRANSFERRED PATENTS:

The following Transferred Patents are transferred hereunder with respect to Coulter's 100% undivided interest therein:

COUNTRY     APP. NO./FILING DATE     PATENT NO./ISSUE DATE     STATUS
-------   -----------------------   ----------------------   ---------
  US      08/918,525/ 21-Aug-1997   5,961,955/ 05-Oct-1999    Granted

  US      09/453,985/ 02-Dec-1999   6,338,835/ 15-Jan-2002    Granted

  US      60/048,387/ 03-Jun-1997                            Converted

  WO      US98/11428/ 03-Jun-1998   98/55154/ 10 Dec-1998    Converted

  AT      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  AU      80570/98/ 03-Jun-1998     743823/ 23-May-2002       Granted

  BE      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  CA      2,290,987/ 03-Jun-1998                              Pending

  CH      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  CY      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  DE      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  DK      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  EP      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  ES      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  FI      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  FR      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  GB      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  GR      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  IE      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

COUNTRY     APP. NO./FILING DATE     PATENT NO./ISSUE DATE     STATUS
-------   -----------------------   ----------------------   ---------
  IL      133271/ 03-Jun-1998                                 Allowed

  IT      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  JP      11-502818/ 03-Jun-1998    02-516612/ 04-Jun-2002*  Published

  LU      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  MC      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  NL      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  NO      1999 5906/ 03-Jun-1998    315-693/ 13-Oct-2003      Granted

  NZ      502029/ 03-Jun-1998       502029/ 04-Apr-2002       Granted

  PT      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

  SE      98928875.8/ 03-Jun-1998   1003560/ 17-Sep-2003      Granted

The following Transferred Patents are transferred hereunder with respect to Coulter's 50% undivided interest therein:

COUNTRY    APP. NO./FILING DATE      PATENT NO./ISSUE DATE     STATUS      THIRD PARTY INTEREST          THIRD PARTY
-------   -----------------------   ----------------------   ---------   -----------------------   ----------------------
  US      09/326,502/ 04-Jun-1999                             Pending    Co-owned; licensed back   University of Michigan

  US      60/088,327/ 04-Jun-1998                            Converted   Co-owned; licensed back   University of Michigan

  WO      US99/12506/ 04-Jun-1999   99/62565/ 09-Dec-1999    Converted   Co-owned; licensed back   University of Michigan

  AT      99955224.3/ 04-Jun-1999                             Pending    Co-owned; licensed back   University of Michigan

  AU      43336/99/ 04-Jun-1999     766107/ 22-Jan-2004       Granted    Co-owned; licensed back   University of Michigan

  CA      2,331,064/ 04-Jun-1999                              Pending    Co-owned; licensed back   University of Michigan

  CH      99955224.3/ 04-Jun-1999                             Pending    Co-owned; licensed back   University of Michigan

  DE      99955224.3/ 04-Jun-1999                             Pending    Co-owned; licensed back   University of Michigan

  EP      99955224.3/ 04-Jun-1999   1083938/ 21-Mar-2001      Allowed    Co-owned; licensed back   University of Michigan

  ES      99955224.3/ 04-Jun-1999                             Pending    Co-owned; licensed back   University of Michigan

  FR      99955224.3/ 04-Jun-1999                             Pending    Co-owned; licensed back   University of Michigan

  GB      99955224.3/ 04-Jun-1999                             Pending    Co-owned; licensed back   University of Michigan

  HK      01103342.8/ 04-Jun-1999                             Pending    Co-owned; licensed back   University of Michigan

  IL      140028/ 04-Jun-1999                                 Pending    Co-owned; licensed back   University of Michigan

  IT      99955224.3/ 04-Jun-1999                             Pending    Co-owned; licensed back   University of Michigan

  JP      2000-551819/ 04-Jun-1999                            Pending    Co-owned; licensed back   University of Michigan

  NZ      508674/ 04-Jun-1999                                 Pending    Co-owned; licensed back   University of Michigan

  SE      99955224.3/ 04-Jun-1999                             Pending    Co-owned; licensed back   University of Michigan

  US      08/121,582/ 16-Sept-1993  5,595,721/ 21-Jan-1997    Granted    Co-owned; licensed back   University of Michigan

  US      08/711,527/ 10-Sept-1996  6,015,542/ 18-Jan-2000    Granted    Co-owned; licensed back   University of Michigan

  US      08/972,900/ 18-Nov-1997   6,090,365/ 18-Jul-2000    Granted    Co-owned; licensed back   University of Michigan

  US      09/087,392/ 29-May-1998   6,287,537/11-Sept-2001    Granted    Co-owned; licensed back   University of Michigan

  US      09/904,148/11-Jul-2001                             Abandoned   Co-owned; licensed back   University of Michigan

  US      09/924,360/ 07-Aug-2001   6,565,827/20-May-2003     Granted    Co-owned; licensed back   University of Michigan

  US      08/639,882/ 26-Apr-1996   5,843,398/ 01-Dec-1998    Granted    Co-owned; licensed back   University of Michigan

  US      08/639,988/ 26-Apr-1996                            Abandoned   Co-owned; licensed back   University of Michigan

  US      08/638,488/ 26-Apr-1996                            Abandoned   Co-owned; licensed back   University of Michigan

  US      10/355,335/ 31-Jan-2003                             Pending    Co-owned; licensed back   University of Michigan

  US      08/433,674/ 04-May-1995                            Abandoned   Co-owned; licensed back   University of Michigan

  US      08/538,095/ 2-Oct-1995    6,022,521/ 08-Feb-2000    Granted    Co-owned; licensed back   University of Michigan

  WO      US96/06240/ 03-May-1996   96/34632/ 07-Nov-1996    Converted   Co-owned; licensed back   University of Michigan

  CA      2,219,999/ 03-May-1996                              Pending    Co-owned; licensed back   University of Michigan

  EP      96916440.9/ 03-May-1996                             Pending    Co-owned; licensed back   University of Michigan

  EP      [to come]/ 4-June-1999                              Pending    Co-owned; licensed back   University of Michigan

  JP      533529/96/ 03-May-1996                              Pending    Co-owned; licensed back   University of Michigan

  US      08/584,646  1-11-96       6,251,362  6/26/01        Granted    Co-owned; licensed back   University of Michigan

  AU      59187/96  5-3-96          723255  12/7/00           Granted    Co-owned; licensed back   University of Michigan

                                                                       Exhibit D

                            ASSIGNMENT OF TRADEMARKS

     This Assignment of Trademarks (this "Trademark Assignment") is made by Corixa Corporation, a Delaware corporation ("Corixa"), and Coulter Pharmaceutical, Inc., a Delaware corporation and wholly-owned subsidiary of Corixa ("Coulter" and, together with Corixa the "Assignors" and each individually, an "Assignor"), to SmithKline Beecham Corporation (doing business as GlaxoSmithKline), a Pennsylvania corporation (the "Assignee"). Collectively, the Assignors and the Assignee are referred to as the "Parties."

                                    RECITALS

     WHEREAS, each of the Assignors and the Assignee has entered into that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of December 12, 2004, pursuant to which the Assignee will purchase from the Assignors and the Assignors will sell to the Assignee all of the Assignor's right, title and interest in and to the Bexxar therapeutic regimen, together with certain assets related thereto, all on the terms and subject to the conditions set forth in the Asset Purchase Agreement; and

     WHEREAS, each of the Assignors desires to assign its entire right, title and interest in and to each of the Transferred Trademarks (as listed in Annex A hereof) to the Assignee;

                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1. ASSIGNMENT.

     Each of the Assignors, either individually or jointly, as set forth in the Asset Purchase Agreement, hereby assigns, transfers, grants, sells, and otherwise conveys to the Assignee, its successors, legal representatives and assigns, its entire right, title, and interest in and to the Transferred Trademarks, including all statutory and common law rights therein and all applications to register therefor, including the applications and registrations identified on Annex A hereof, and including any and all renewals and extensions of the Transferred Trademarks, free and clear of all Liens, except (a) for Liens created by or imposed on the Buyers after the Closing through no act or fault of the Sellers and (b) as otherwise provided on Schedule 4.4 of the Sellers Disclosure Memorandum, together with the good will of the business symbolized by and associated with the Transferred Trademarks, including all claims for damages, profits or recoveries by reason of past infringements of the Transferred Trademarks and the right to sue for and collect the same for its own use and benefit, and for the use and on behalf of their successors, assigns, and other legal representatives.

2. GENERAL.

     (a) This Trademark Assignment is being delivered in connection with the Asset Purchase Agreement and is subject to, and is entitled to the benefits in respect of, the Asset Purchase Agreement. The Assignor agrees that the Transferred Trademarks are to be held and enjoyed by the Assignee, its successors and assigns, for their own use as fully and entirely to the same extent as the Transferred Trademarks would have been held and enjoyed by Assignor had this assignment not been made.

     (b) Assignor hereby agrees to cooperate with Assignee as reasonably necessary to give full effect to and perfect the rights of Assignee in the Transferred Trademarks. Assignor hereby covenants and agrees to and with Assignee, its successors, legal representatives and assigns that Assignor will, at the cost and expense of the Assignee, sign and deliver all certificates, instruments, papers and documents, make all lawful affidavits, testimonies, declarations and oaths, and do all acts necessary or required to be done for the recordation of this assignment of the Transferred Trademarks to the Assignee. The Assignee may record this Trademark Assignment in any and all trademark offices around the world, including but not limited to, the United States Patent and Trademark Office.

     (c) Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States to issue to, and record in the name of, the Assignee, any and all registered trademarks of the United States arising from such Transferred Trademarks for the use and behalf of the Assignee, its successors, legal representatives, and assigns.

     (d) This Patent Assignment shall be binding upon and inure to the benefit of the Assignors and the Assignee and to their respective successors and assigns.

     (e) This Trademark Assignment may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

     (f) All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

3. POWER OF ATTORNEY. Effective as of the date hereof, Coulter hereby constitutes and appoints the Assignee and its successors, assigns and agents, as Coulter's true and lawful attorney-in-fact, with full power of substitution, in the name of Coulter and its successors and assigns, and for the benefit of Coulter or the Assignee: (i) to demand and receive from time to time any and all of the Transferred Trademarks and to give and make receipts, releases and endorsements for and in respect of the same or any part thereof; (ii) to make any and all necessary or appropriate filings with any applicable governmental or regulatory body in order to evidence the transfer of the Transferred Trademarks to the Assignee; (iii) to institute, prosecute, compromise and settle any and all actions or proceedings at law, in equity or otherwise as the Assignee may deem necessary or appropriate in order to assert or enforce any claim, right or title of any kind in, to or under any of the Transferred Trademarks; (iv) to defend, compromise or settle any and all actions or proceedings with respect to any of the Transferred Trademarks; and (v) to do all such acts and things with respect to the matters set forth in the preceding clauses (i) through (v) as the Assignee shall deem reasonably necessary or appropriate. Coulter hereby agrees that the appointment made pursuant to this Section 3 and the powers hereby granted are coupled with an interest and are and shall be irrevocable.

4. ASSIGNEE HAS NO DUTY. The powers conferred on Assignee hereunder are solely to protect its interest in the Transferred Trademarks and shall not impose any duty on it to exercise any such powers.

5. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

                            [Signature page follows]

     IN WITNESS WHEREOF, this agreement has been duly executed and delivered by a duly authorized officer of each of the Assignors as of December 31, 2004.

                                        ASSIGNORS:

                                        CORIXA CORPORATION


                                        By: /s/ STEVEN GILLIS
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: CEO


                                        COULTER PHARMACEUTICAL, INC.


                                        By: /s/ STEVEN GILLIS
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: President

SUBSCRIBED AND SWORN TO before me this 31st day of December, 2004.


                                        /s/ MARC R. GREENBOUGH
                                        ----------------------------------------
                                        NOTARY PUBLIC in and for the State of
                                        Washington, residing at Seattle

                                        My Commission Expires: Sept. 9, 2005

                                     ANNEX A

TRANSFERRED TRADEMARKS:

  TRADEMARK        COUNTRY     APP. DATE    APP. NO.    REG. DATE    REG. NO.     STATUS     RENEWAL DATE
-------------   ------------   ---------   ----------   ---------   ---------   ----------   ------------
    BEXXAR        Australia     9/22/97      744543      7/15/99     744543     Registered      9/22/07

    BEXXAR         Canada       9/17/97      856,386                              Allowed

    BEXXAR         Mexico       9/22/97      308232      4/28/03     788294     Registered      9/22/07

    BEXXAR         Norway       9/22/97     19977655     7/22/99     198546     Registered      7/22/09

    BEXXAR       New Zealand    9/22/97      282594      3/20/97     282594     Registered      3/20/14

    BEXXAR       Switzerland    9/22/97     7617/1997    9/22/97     450381     Registered      9/22/07

    BEXXAR          U.S.        3/20/97    75/260,610    8/28/01    2,482,631   Registered      8/28/11

    BEXXAR         Canada       4/13/04     1,213,082                             Pending
  and Design
(BEXXAR LOGO)

    BEXXAR          U.S.       11/30/00    76/175,390                             Allowed
  and Design
(BEXXAR LOGO)

    BEXXAR      South Africa    9/22/97     97/14450     8/8/00     97/14450    Registered      9/22/07

                                                                       Exhibit E

                                          *CERTAIN CONFIDENTIAL INFORMATION
                                          CONTAINED IN THIS DOCUMENT, MARKED
                                          BY BRACKETS, HAS BEEN OMITTED AND
                                          FILED WITH THE SECURITIES AND EXCHANGE
                                          COMMISSION PURSUANT TO RULE 24B-2 OF
                                          THE SECURITIES EXCHANGE ACT OF 1934,
                                          AS AMENDED.

                              SUBLICENSE AGREEMENT

     THIS SUBLICENSE AGREEMENT (this "Agreement") is entered into as of December 31, 2004, between Coulter Pharmaceutical, Inc., a Delaware corporation ("Coulter"), and SmithKline Beecham Corporation, a Pennsylvania corporation, doing business as GlaxoSmithKline ("GSK"). Coulter and GSK are each referred to herein as a "Party" and, collectively, as the "Parties."

                                    RECITALS

     WHEREAS, the Parties, along with Corixa Corporation, a Delaware corporation and parent of Coulter ("Corixa"), have entered into that certain Asset Purchase Agreement, dated as of December 12, 2004 (the "Purchase Agreement"), pursuant to which GSK has agreed to purchase, and Corixa and Coulter have agreed to sell, certain assets related to a therapeutic regimen known as Bexxar; and

     WHEREAS, pursuant to the Dana-Farber Agreements (as defined in the Purchase Agreement), Coulter holds a license to make, have made, use, offer for sale, sell, have sold and import an antibody known as B1 ("B1") and related technical information for diagnostic and therapeutic applications (the "B1 Technology") and to use the hybridoma from which B1 was derived to accomplish such purposes; and

     WHEREAS, it is a condition to Closing (as defined in the Purchase Agreement) that Coulter sublicense to GSK, on an exclusive basis, Coulter's rights to the B1 Technology.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.   DEFINITIONS.

     Capitalized terms used, but not defined, in this Agreement shall have the meanings set forth in the Purchase Agreement. For the purposes hereof, the following capitalized terms shall have the following meanings:

     1.1 "94 Agreement" shall mean the Agreement between Beckman and Dana-Farber, dated April 1, 1994.

     1.2 "98 Agreement" shall mean the Agreement Regarding Sublicenses among Dana-Farber, Coulter and Beckman.

     1.3 "Beckman" shall mean Beckman Coulter, Inc., successor to Coulter Corporation.

     1.4 "Dana-Farber" shall mean the Dana-Farber Cancer Institute, Inc.

     1.5 "Licensed Product" shall mean B1 and any product that contains B1.

     1.6 "Net Sales" shall mean the revenue derived by GSK and its Sub-Sublicensee(s) from the sales of Licensed Products to independent third parties (including affiliates) less:

          (a) transportation charges, inclusive of related insurance, or allowances actually paid or granted;

          (b) trade, quantity, cash or other discounts and brokers' or agents' commissions, if any, allowed and paid by GSK and its Sub-Sublicensee(s) to independent parties in arm's-length transactions;

          (c) credits or allowances made or given on account of rejects, returns or retroactive price reductions for any amount not collected; and

          (d) any tax or government charges directly on sales or transportation, use or delivery of products paid by GSK and its Sub-Sublicensee(s) and not recovered from the purchaser.

     For the purposes of the foregoing definition, Licensed Products shall be considered "sold" when invoiced.

     1.7 "Sub-Sublicense Agreement" shall mean an agreement pursuant to which a sub-sublicense to any of GSK's rights hereunder are granted.

     1.8 "Sub-Sublicensee" shall mean any corporation, partnership or business organization to which GSK (or a further authorized sublicensee of GSK) grants rights to enable such entity to sell Licensed Products. For purposes of this Agreement, Sub-Sublicensee shall include ANSTO and any successor thereto, which shall be deemed a Sub-Sublicensee of GSK.

     1.9 "Territory" shall mean all the countries of the world.

2.   SUBLICENSE.

     Subject to the terms and conditions of this Agreement and the Dana-Farber Agreements, effective as of the Effective Time, Coulter hereby sublicenses to GSK, on an irrevocable, perpetual and exclusive basis (even as against Coulter, but subject to rights granted by Coulter to ANSTO pursuant to the ANSTO License Agreement), all of Coulter's rights, licenses and sublicenses to the B1 Technology under the Dana-Farber Agreements.

3.   RETAINED RIGHTS BY DANA-FARBER.

     GSK acknowledges and agrees that Dana-Farber retains the right to use the B1 Technology free of charge for its own research, and that Dana-Farber further retains the right to distribute unconjugated B1 to others engaged in non-commercial, basic research, free of charge and under a written material transfer agreement which provides that the use of such materials will be restricted to non-commercial research. The rights and licenses set forth herein and in the Dana-Farber Agreements are subject to, where applicable, a nonexclusive license to the United States government to the extent required by Federal law and policy.

4.   DUE DILIGENCE.

     4.1 DILIGENCE. GSK shall use commercially reasonable efforts to diligently make a therapeutic product based upon the B1 Technology available to the general public.

     4.2 REPORTING. GSK shall provide annual reports to Dana-Farber on GSK's specific goals and objectives for commercializing the B1 Technology. Such reports shall be provided on January 15 of each year or on such other date as GSK and Dana-Farber mutually agree in writing.

5.   ROYALTIES.

     5.1 ROYALTY RATE. GSK shall pay the following royalties in connection with the exercise of its rights under this Agreement:

          (a) On account of Net Sales of Licensed Products made by GSK or any Sub-Sublicensee(s), GSK shall pay a royalty at the rate of [*] percent ([*]%) until [*] and thereafter the royalty on Licensed Products shall be [*] to the rate of [*] percent ([*]%). Notwithstanding the foregoing, and subject to
Section 5.1(b) below, for so long as certain patent rights (that relate to the use of an unlabeled and radiolabeled [*] such as B1 in accordance with a radioimmunotherapy protocol) transferred or licensed by the University of Michigan to GSK, including without limitation U.S. Patent No. [*], remain outstanding and exclusive to GSK, and GSK has an obligation to pay and does pay royalties to the University of Michigan in respect of such patent rights, the royalty payable to Dana-Farber on Net Sales of Licensed Products in the United States shall be [*] from [*] percent ([*]%) to [*] percent ([*]%).

          (b) Where GSK must obtain a license from a third party in order to practice the B1 Technology, either because other commercial utility of such licensed technology is dependent upon third party intellectual property or there is a good faith determination by GSK or its Sub-Sublicensee(s) that practice of the licensed technology may subject GSK or such Sub-Sublicensee(s) to an infringement action, then the otherwise applicable royalty rate shall be [*] by up to [*] percent ([*]%) to the extent that GSK or its Sub-Sublicensee(s) actually pay royalties to the third party, but in no event will the royalty rate payable hereunder be less than [*] percent ([*]%); provided, however, that such reduction shall not apply with respect to payments made to the University of Michigan in respect of Net Sales of Licensed Products outside of the United States, which payments relate to patents covering the use of an unlabeled and/or radiolabeled [*] such as B1 in accordance with a radioimmunotherapy protocol.


                                        3     *CONFIDENTIAL TREATMENT REQUESTED.

     5.2 ROYALTY CREDIT. The Parties agree that until the $[*] Royalty Credit (as defined in the 98 Agreement) has been fully recouped by Beckman, GSK shall pay the amounts accrued under Section 5.1 to Beckman. Following such time as Beckman has fully recouped the Royalty Credit, GSK shall make all royalty payments hereunder directly to Dana-Farber. No later than thirty (30) days immediately following the date of this Agreement, Coulter shall notify GSK in writing of the amount of the Royalty Credit that, as of the date of this Agreement, remains unpaid to Beckman.

     5.3 ROYALTY TERM. GSK's obligations to pay royalties as provided in this
Section 5 shall commence on the date of first commercial sale of Licensed Products by GSK or a Sub-Sublicensee and shall continue for as long as Licensed Products are sold by GSK or a Sub-Sublicensee within the Territory. If the laws of any foreign country(ies) within the Territory impose restrictions upon the period of time that a licensor may receive royalties from its licensee(s) for unpatented products such as B1, then GSK agrees to pay royalties on Net Sales of Licensed Products in such country(ies) only for the maximum period of time permitted by the law of such country(ies).

     5.4 PAYMENT. Subject to Section 5.2, the payment of royalties shall be made by GSK to Dana-Farber within ninety (90) days after March 31, June 30, September 30 and December 31 each year during the term of this Agreement covering the quantity of Licensed Products sold by GSK or its Sub-Sublicensee(s) during the preceding calendar quarter. All payments hereunder shall be paid in United States dollars in Boston, Massachusetts, or at such other place and in such other way, as Dana-Farber may reasonably delegate, without deduction or exchange, collection or other charges. For the purpose of determining royalties due to Dana-Farber, Net Sales made in currencies other than United States dollars will be converted to United States dollars at the exchange rate quoted in the Wall Street Journal on the last day of the calendar quarter in which such Net Sales were made or according to such other mechanism as Dana-Farber finds reasonably acceptable. Only a single royalty shall be paid with respect to any Licensed Product, irrespective of the number of claims of patent rights or technical information. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the due date as herein specified, calculated at the annual rate of the sum of
(a) [*] percent ([*]%) plus (b) the prime interest rate quoted by the Bank of Boston on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum legal rate in Massachusetts. The payment of such interest shall not foreclose Coulter or Dana-Farber from exercising any other rights it or they may have as a consequence of the lateness of any payment. Should GSK fail to pay Dana-Farber such royalties as are due and payable hereunder, each of Coulter and Dana-Farber shall have the right to terminate the license granted hereunder on sixty (60) days written notice, unless GSK shall pay Dana-Farber within the sixty (60) day notice period all such royalties and interest that are due and payable. Upon the expiration of such sixty (60) day period, if GSK shall not have paid all such royalties and interest due and payable, Coulter, at its sole option, may immediately terminate this Agreement and all rights, privileges and licenses granted hereunder.


                                        4     *CONFIDENTIAL TREATMENT REQUESTED.

     5.5 SUB-SUBLICENSEE ROYALTIES. GSK has the right to enter into Sub-Sublicense Agreements with Sub-Sublicensees for the rights, privileges and licenses that GSK holds, as set forth in this Agreement, at royalty rates not less than those delineated in this Section 5.

     5.6 DANA-FARBER CONSENT TO DIRECT PAYMENT. Within ten (10) business days of the date hereof, Coulter shall use commercially reasonable efforts to obtain Dana-Farber's consent to GSK's payment of the royalties provided for herein directly to Dana-Farber following the payment in full of the Royalty Credit. In the event that Dana-Farber does not agree to such direct payment by GSK, notwithstanding the provisions hereof, GSK shall make all payments provided for herein directly to Coulter no later than thirty (30) days immediately prior to the due dates provided in Section 5.4 above.

6.   REPORTS AND RECORDS.

     Within ninety (90) days after March 31, June 30, September 30 and December 31 of each year in which this Agreement is in effect, GSK shall deliver to each of Dana-Farber and Coulter full, true and accurate reports of GSK's activities and those of its Sub-Sublicensee(s), if any, relating to this Agreement during the preceding three (3) month period. These reports shall include at least the following:

          (a)  number of Licensed Products sold;

          (b)  total billings for Licensed Products sole, where applicable;

          (c)  deductions applicable to determination of Net Sales; and

          (d)  total royalties due.

     GSK shall keep, and shall require any Sub-Sublicensee(s) to keep, true books of account containing an accurate record of all data necessary for the determination of the amounts payable to Dana-Farber. Such records (including information received from any Sub-Sublicensee(s)) shall be kept at GSK's principal place of business, or the principal place of business of the appropriate division of GSK for which records are being maintained. Said records shall be available for inspection by a certified public accountant, selected by Dana-Farber and/or Coulter and reasonably acceptable to GSK, during regular business hours for three (3) years following the end of the calendar year to which they pertain, in order for Dana-Farber and/or Coulter to ascertain the correctness of any report and/or payment. The provisions of this paragraph shall survive termination of this Agreement.

7.   WARRANTIES, REPRESENTATION AND DISCLAIMERS.

     7.1 INTELLECTUAL PROPERTY. NEITHER COULTER NOR DANA-FARBER WARRANTS THE VALIDITY OF ANY PATENT RIGHTS WHICH MAY BE LICENSED PURSUANT TO THIS AGREEMENT OR MAKES ANY REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF ANY PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY GSK OR AFFILIATE(S) OR SUBLICENSEE(S) OF GSK WITHOUT INFRINGING OTHER PATENTS; PROVIDED, HOWEVER, THAT COULTER REPRESENTS AND WARRANTS THAT IT SHALL TAKE

NO ACTION WHICH SHALL JEOPARDIZE ANY SUCH PATENT RIGHTS AND HAS NO KNOWLEDGE OF ANY THIRD PARTY RIGHTS TO A LICENSED TECHNOLOGY OTHER THAN RIGHTS HERETOFORE GRANTED TO THE UNITED STATES GOVERNMENT (AND THE RIGHTS GRANTED PURSUANT TO THE ANSTO LICENSE AGREEMENT). IF UNPATENTED BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, NEITHER COULTER NOR DANA-FARBER MAKES ANY REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

     7.2 GENERAL. NEITHER COULTER NOR DANA-FARBER MAKES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, AND IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR WHICH OTHERWISE MAY BE PROVIDED TO GSK AND EACH OF COULTER AND DANA-FARBER HEREBY DISCLAIMS THE SAME.

8.   TERM AND TERMINATION.

     8.1 TERM. Unless earlier terminated in accordance herewith or the applicable agreement referenced herein, the license set forth in Section 1 above shall remain an exclusive license and in full force and effect, subject to the provisions of this Agreement, as long as Licensed Products are being developed or sold.

     8.2 TERMINATION FOR BREACH. If either Party defaults in the performance of its obligations under this Agreement and fails to remedy the default within sixty (60) days for financial obligations and one hundred and twenty (120) days for non-financial obligations after written notice from the non-defaulting Party, the non-defaulting Party is entitled upon the giving of written notice to immediately terminate this Agreement; provided, however, that if the defaulting Party has undertaken and continues to undertake good faith efforts to cure, the defaulting Party will be granted another sixty (60) days to cure.

     8.3 POST-TERMINATION. Upon termination of this Agreement for any reason, nothing herein shall be construed to release any Party from any obligation that matured prior to the effective date of such termination. GSK and any Sub-Sublicensee(s) thereof may, after the effective date of such termination, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Products which GSK can clearly demonstrate were in the process of manufacture at the time of such termination, provided that GSK shall pay to Dana-Farber the royalties thereon, as required by this Agreement and shall submit the reports required by Section 6 of this Agreement on the Net Sales of Licensed Products.

9.   INDEMNIFICATION BY GSK OF COULTER.

     During the term of this Agreement and thereafter, GSK shall indemnify, defend and hold Coulter, its affiliates, and their respective directors, officers, employees and agents harmless from and against any and all claims, suits, actions, damages, settlements, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees) arising out of or in connection the breach by GSK or any of its Sub-Sublicensees of any of the obligations set forth in this Agreement.

10.  INSURANCE AND INDEMNIFICATION BY GSK OF DANA-FARBER.

     GSK hereby agrees that it owes, and shall require that all further Sub-Sublicensee(s) owe, insurance and indemnification obligations to Coulter and Beckman that are the equivalent of the insurance and indemnification obligations owing to Dana-Farber under Article XV of the 94 Agreement and Article VIII of the 94 Agreement's Appendix A.

11.  SUB-SUBLICENSE AGREEMENTS.

     GSK agrees that within sixty (60) days after execution of any Sub-Sublicense Agreement, GSK will forward to Coulter and Dana-Farber a summary of the Sub-Sublicense Agreement and copies of those provisions of the Sub-Sublicense Agreement that GSK reasonably believes are relevant to GSK's obligations to Coulter or Dana-Farber as provided herein, which shall in any event include the provisions of the Sub-Sublicense Agreement addressing the subject matter of the terms and conditions set forth in Sections 3, 4, 5, 6, 7 and 12 hereof. Each such Sub-Sublicense Agreement shall incorporate terms substantially identical to those set forth in Sections 3, 4, 6, 7 and 12 of this Agreement.

12.  RESTRICTION OF USE OF NAMES.

     GSK and its Sub-Sublicensee(s) shall not use the names of Dana-Farber, its related entities, Stuart F. Schlossman, M.D. and/or other employees of Dana-Farber, or any adaptations thereof, in any advertising, promotional or sales literature, without the prior written consent of Dana-Farber in each case; provided, however, that GSK and its sublicensee(s) (a) may refer to as publications by employees of Dan-Farber in the scientific literature or (b) may state that a sublicense with respect to Dana-Farber technology has been granted as herein provided.

13.  GENERAL.

     13.1 THIRD-PARTY BENEFICIARY. Dana-Farber is an intended third-party beneficiary of this Agreement and may enforce this Agreement against GSK in accordance with its terms.

     13.2 AMENDMENT AND WAIVERS. Any term of this Agreement may be amended, modified or waived only in a writing designated as an amendment and signed by representatives of the Parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 13.2 shall be binding on the Parties and their respective successors and assigns.

     13.3 ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither of the Parties may assign any of its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that either Party may make such an assignment without the other Party's consent to Affiliates or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume the obligation for the performance of such rights and/or obligations. Any permitted assignment shall be binding on and inure to the benefit of the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.3 shall be null and void and of no legal force or effect.

     13.4 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the Laws of the State of New York, without giving effect to principles of conflict of Laws.

     13.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     13.6 HEADINGS. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     13.7 NOTICE. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight
(48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the Party to be notified at such Party's address or facsimile number as set forth below, or as subsequently modified by written notice:

     (a)  if to Coulter, to:

          Coulter Pharmaceuticals, Inc.
          1900 9th Avenue
          Seattle, Washington 98101
          Attention: General Counsel
          Facsimile No.: (206) 366-3700
          Telephone No.: (206) 366-4700

          with a copy to:

          Orrick, Herrington & Sutcliffe LLP
          719 Second Avenue, Suite 900
          Seattle, Washington 98104
          Attention: Stephen M. Graham
                     Alan C. Smith
          Facsimile No.: (206) 839-4301
          Telephone No.: (206) 839-4300

     (b)  if to GSK, to:

          GlaxoSmithKline
          2301 Renaissance Boulevard (Mailcode RN0220)
          King of Prussia, PA 19406-2772
          Attn: Vice President and Associate General Counsel
          Telephone: (610) 787-3626
          Fax: (610) 787-7084

     13.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith in order to maintain the economic position enjoyed by each Party as close as possible to that under the provision rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then: (a) such provision shall be excluded from this Agreement; (b) the balance of this Agreement shall be interpreted as if such provision were so excluded; and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

     13.9 CUMULATIVE REMEDIES. All rights and remedies available to either
Party for breach of this Agreement are cumulative (and not alternative) and may be exercised concurrently or separately, and the exercise of any one remedy will not be deemed an election of such remedy to the exclusion of any other remedy. The Parties agree that they would be irreparably damaged if this Agreement is not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

     13.10 CONSTRUCTION OF AGREEMENT. Each Party has cooperated in the drafting and preparation of this Agreement and no principles of construction will be applied against either Party on the basis that such Party drafted this Agreement.

     13.11 NO IMPLIED WAIVER. No right under this Agreement or breach hereof may be waived except in writing signed by the Parties. Neither the failure of a Party to require performance of any provision of this Agreement nor the delay in enforcing any right hereunder will be construed or act as a waiver of such Party's rights to insist on performance of such provision or any other provision or enforce any such right at some other time.

     13.12 ENTIRE AGREEMENT. This Agreement and the documents referenced herein constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

     13.13 RELATIONSHIP OF THE PARTIES. For the purposes of this Agreement, each Party is an independent contractor and not an agent, partner or employee of the other Party. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or otherwise authorized in writing and executed by both Parties.

     13.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY

OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of each of the Parties as of the date first above written.

                                        SMITHKLINE BEECHAM CORPORATION
                                        (D/B/A GLAXOSMITHKLINE)


                                        By: /s/ Donald F. Parman
                                            ------------------------------------
                                        Name: Donald F. Parman
                                        Title: Vice President & Secretary


                                        COULTER PHARMACEUTICAL, INC.


                                        By: /s/ Steven Gillis
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: President

                                                                       Exhibit F

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment and Assumption Agreement (this "Agreement") is entered into as of December 31, 2004, by and among SmithKline Beecham Corporation (doing business as GlaxoSmithKline, a Pennsylvania corporation (the "Assignee"), Corixa Corporation, a Delaware corporation ("Corixa"), and Coulter Pharmaceutical, Inc., a Delaware corporation and wholly-owned subsidiary of Corixa (together with Corixa, the "Assignors"). Collectively, the Assignee and the Assignors are referred to as the "Parties."

                                    RECITALS

     WHEREAS, the Assignors and the Assignee have entered into that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of December 12, 2004, pursuant to which the Assignee will purchase from the Assignors, and the Assignors will sell to the Assignee, all of the Assignors' right, title and interest in and to the Bexxar therapeutic regimen, together with certain assets related thereto, all on the terms and subject to the conditions set forth in the Asset Purchase Agreement; and

     WHEREAS, pursuant to Section 6.13 of the Asset Purchase Agreement, the Assignors agreed to use certain diligent efforts to effect an assignment from Coulter to the Assignee of all rights that are or would otherwise be sublicensed to the Assignee by the Assignors under the Dana-Farber Sublicense, including, without limitation, obtaining all required consents under the Dana-Farber Agreements, as applicable; and

     WHEREAS, the Assignors have received all consents necessary to assign all such rights to the Assignee;

                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.   Assignment and Assumption.

     (a) Subject to the terms and conditions of the Asset Purchase Agreement, each Assignor hereby sells, assigns, transfers, conveys and delivers to the Assignee as of the Closing, all of such Assignor's right, title and interest in and under all of the Dana-Farber Agreements and the Assignee hereby assumes all Liabilities arising after the Closing under each of the Dana-Farber Agreements; provided, however, that the Assignee shall not assume any of the Liabilities arising under the Dana-Farber Agreements prior to the Closing, except as otherwise set forth in the Asset Purchase Agreement.

     (b) Notwithstanding the Assignors' assignment of the Dana-Farber Agreements to the Assignee hereunder, pursuant to Section 8.5 of the Asset Purchase Agreement, the Assignors shall retain their rights under the Dana-Farber Agreements to obtain indemnification from all other parties to the Dana-Farber Agreements with respect to events occurring prior to the Effective Time; provided, that prior to the Assignors pursuing any such indemnification, the

Assignors shall first provide notice and a summary of the claim to the Assignee, and shall afford the Assignee a reasonable opportunity to discuss such claim with the Assignors. The Assignors and the Assignee shall keep confidential and shall not disclose any discussions between them under the foregoing sentence unless required to pursue claims as provided herein.

2.   Further Assurances.

     The Assignors hereby agree to cooperate with the Assignee as reasonably necessary to give full effect to and perfect the rights of the Assignee in the Dana-Farber Agreements. The Assignors hereby covenant and agree to and with the Assignee, its successors, legal representatives and assigns that the Assignors will, at the cost and expense of the Assignee, sign and deliver all certificates, instruments, papers and documents, make all lawful affidavits, testimonies, declarations and oaths, and do all acts necessary or required to be done for the assignment of the Dana-Farber Agreements to the Assignee in accordance with the terms and conditions of the Asset Purchase Agreement.

3.   General.

     (a) Nothing contained in this Agreement is intended to provide any right or remedy to any Person, other than the Parties to this Agreement.

     (b) This Agreement shall be binding upon and inure to the benefit of the Assignors, the Assignee and their respective successors and assigns.

     (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one instrument.

     (d) This Agreement shall be governed, construed and interpreted in accordance with the Laws of the state of New York, without giving effect to principles of conflict of laws.

     (e) All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

                            [Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of each of the Assignors and the Assignee as of the date first above written.

                                        ASSIGNEE:

                                        SMITHKLINE BEECHAM CORPORATION
                                        (D/B/A GLAXOSMITHKLINE)


                                        By: /s/ DONALD F. PARMAN
                                            ------------------------------------
                                        Name: Donald F. Parman
                                        Title: Vice President & Secretary

                                        ASSIGNORS:


                                        CORIXA CORPORATION


                                        By: /s/ STEVEN GILLIS
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: CEO


                                        COULTER PHARMACEUTICAL, INC.


                                        By: /s/ STEVEN GILLIS
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: President

                                                                       Exhibit G

                                          *CERTAIN CONFIDENTIAL INFORMATION
                                          CONTAINED IN THIS DOCUMENT, MARKED
                                          BY BRACKETS, HAS BEEN OMITTED AND
                                          FILED WITH THE SECURITIES AND EXCHANGE
                                          COMMISSION PURSUANT TO RULE 24B-2 OF
                                          THE SECURITIES EXCHANGE ACT OF 1934,
                                          AS AMENDED.

                               [Corixa Letterhead]

                                December 31, 2004

GlaxoSmithKline Inc.
7333 Mississauga Road North
Mississauga, Ontario Canada  L5N 6L4
Attn: [ ]

Dear  [ ]:

     Reference is hereby made to that certain License and Supply Agreement (the "License and Supply Agreement"), dated as of May 27, 2003, as amended or supplemented on August 8, 2003 and July 19, 2004, by and among Corixa Corporation, a Delaware corporation ("Corixa"), Coulter Pharmaceutical, Inc., a Delaware corporation and wholly-owned subsidiary of Corixa ("Coulter"), and GlaxoSmithKline Inc. ("GSK Canada"), and to that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of December 12, 2004, by and among Corixa, Coulter and SmithKline Beecham Corporation (doing business as GlaxoSmithKline), a Pennsylvania corporation, and an affiliate of GSK Canada ("GSK"). Pursuant to the terms of the Asset Purchase Agreement and in connection with the transactions contemplated thereby, Corixa and Coulter have agreed to deliver their executed counterpart of this letter agreement to GSK and GSK has agreed to deliver GSK Canada's executed counterpart of this letter agreement, each effective as of the Effective Time (as defined in the Asset Purchase Agreement).

     Notwithstanding any provisions to the contrary in the License and Supply Agreement, Corixa, Coulter and GSK Canada each hereby agree to terminate the License and Supply Agreement effective as of the Effective Time such that the License and Supply Agreement will thereafter have no further legal force or effect; provided, however, that Section 12.1 of such agreement, entitled "Indemnification," shall survive indefinitely with respect to claims, liabilities or similar matters arising out of facts or events occurring prior to the Effective Time.

     In consideration for GSK Canada terminating its rights under the License and Supply Agreement in connection with the transactions contemplated by the Asset Purchase Agreement, GSK agrees to pay GSK Canada the sum of [*] Canadian dollars (CAD$[*]) (the "Fee"). GSK will remit the Fee to GSK Canada within thirty (30) days of the execution of this letter agreement.

     All capitalized terms used but not otherwise defined in this letter agreement shall have the meanings ascribed to them in the Asset Purchase Agreement. This letter agreement may be signed in counterparts, all of which will constitute the same instrument.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

     Please indicate your agreement to the terms hereof by executing this letter agreement as provided below.

                                        Sincerely,

                                        CORIXA CORPORATION


                                        By: /s/ Steven Gillis
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: CEO


                                        COULTER PHARMACEUTICAL, INC.


                                        By: /s/ Steven Gillis
                                            ------------------------------------
                                        Name: Steven Gillis
                                        Title: President

ACCEPTED AND AGREED:


GLAXOSMITHKLINE INC.


By: /s/ B. Markowsky
    ---------------------------------
Name: Barry Markowsky
Title: Director HOV Business Unit
       & Business Development


SMITHKLINE BEECHAM CORPORATION
(D/B/A GLAXOSMITHKLINE)


By: /s/ Donald F. Parman
    ---------------------------------
Name: Donald F. Parman
Title: Vice President & Secretary


                                       -2-